                                                                    EXHIBIT 4(i)









                               CREDIT AGREEMENT


                                     AMONG


                               SPX CORPORATION,

                                 as Borrower,

                           THE LENDERS NAMED HEREIN


                                      and



                      THE FIRST NATIONAL BANK OF CHICAGO,

                                   as Agent


                                  DATED AS OF


                                MARCH 24, 1994












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                               TABLE OF CONTENTS



                                   ARTICLE I

                                  DEFINITIONS. . . . . . . . . . . . . . .   1

                                  ARTICLE II

                                  THE CREDITS. . . . . . . . . . . . . . .  19
     2.1. Revolving Credit Advances. . . . . . . . . . . . . . . . . . . .  19
     2.2. Ratable Loans. . . . . . . . . . . . . . . . . . . . . . . . . .  21
     2.3. Types of Advances. . . . . . . . . . . . . . . . . . . . . . . .  21
     2.4. Commitment Fee; Reductions in Aggregate Revolving
          Credit Commitment. . . . . . . . . . . . . . . . . . . . . . . .  21
     2.5. Minimum Amount of Each Advance . . . . . . . . . . . . . . . . .  21
     2.6. Optional Principal Payments. . . . . . . . . . . . . . . . . . .  21
     2.7. Mandatory Commitment Reductions and Prepayments. . . . . . . . .  22
     2.8. Method of Selecting Types and Interest Periods for New Advances.  23
     2.9. Conversion and Continuation of Outstanding Advances. . . . . . .  24
     2.10. Changes in Interest Rate, etc.. . . . . . . . . . . . . . . . .  25
     2.11. Rates Applicable After Default. . . . . . . . . . . . . . . . .  25
     2.12. Method of Payment . . . . . . . . . . . . . . . . . . . . . . .  25
     2.13. Notes; Telephonic Notices . . . . . . . . . . . . . . . . . . .  26
     2.14. Interest Payment Dates; Interest and Fee Basis. . . . . . . . .  26
     2.15. Notification by Agent . . . . . . . . . . . . . . . . . . . . .  27
     2.16. Lending Installations . . . . . . . . . . . . . . . . . . . . .  27
     2.17. Non-Receipt of Funds by the Agent . . . . . . . . . . . . . . .  27
     2.18. Withholding Tax Exemption . . . . . . . . . . . . . . . . . . .  27
     2.19. Agent's Fees. . . . . . . . . . . . . . . . . . . . . . . . . .  28
     2.20.Facility Letters of Credit . . . . . . . . . . . . . . . . . . .  28
          2.20.1  Issuance of Facility Letters of Credit . . . . . . . . .  28
          2.20.2  Participating Interests. . . . . . . . . . . . . . . . .  29
          2.20.3  Facility Letter of Credit Reimbursement Obligations. . .  29
          2.20.4  Procedure for Issuance . . . . . . . . . . . . . . . . .  31
          2.20.5  Nature of the Lenders' Obligations . . . . . . . . . . .  32
          2.20.6  Facility Letter of Credit Fees . . . . . . . . . . . . .  33
     2.21.Extension of Facility Termination Date . . . . . . . . . . . . .  33

                                  ARTICLE III

                            CHANGE IN CIRCUMSTANCES. . . . . . . . . . . .  35
     3.1. Yield Protection . . . . . . . . . . . . . . . . . . . . . . . .  35
     3.2. Changes in Capital Adequacy Regulations. . . . . . . . . . . . .  36
     3.3. Availability of Types of Advances. . . . . . . . . . . . . . . .  36
     3.4. Funding Indemnification. . . . . . . . . . . . . . . . . . . . .  37
     3.5. Lender Statements; Survival of Indemnity . . . . . . . . . . . .  37

                                  ARTICLE IV

                             CONDITIONS PRECEDENT. . . . . . . . . . . . .  37
     4.1. Initial Loan and Facility Letter of Credit . . . . . . . . . . .  37
     4.2. Each Advance and Facility Letter of Credit . . . . . . . . . . .  40

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES . . . . . . . . . .  41
     5.1. Corporate or Partnership Existence and Standing. . . . . . . . .  41
     5.2. Authorization and Validity . . . . . . . . . . . . . . . . . . .  41
     5.3. Compliance with Laws and Contracts . . . . . . . . . . . . . . .  41
     5.4. Governmental Consents. . . . . . . . . . . . . . . . . . . . . .  42
     5.5. Financial Statements . . . . . . . . . . . . . . . . . . . . . .  43
     5.6. Material Adverse Change. . . . . . . . . . . . . . . . . . . . .  43
     5.7. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
     5.8. Litigation and Contingent Obligations. . . . . . . . . . . . . .  44
     5.9. Capitalization . . . . . . . . . . . . . . . . . . . . . . . . .  44
     5.10. ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
     5.11. Defaults. . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
     5.12. Federal Reserve Regulations . . . . . . . . . . . . . . . . . .  45
     5.13. Investment Company. . . . . . . . . . . . . . . . . . . . . . .  45
     5.14. Certain Fees. . . . . . . . . . . . . . . . . . . . . . . . . .  45
     5.15. Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
     5.16. Ownership of Properties . . . . . . . . . . . . . . . . . . . .  46
     5.17. Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . .  46
     5.18. Post-Retirement Welfare Benefits. . . . . . . . . . . . . . . .  47
     5.19. Employee Controversies. . . . . . . . . . . . . . . . . . . . .  47
     5.20. Material Agreements . . . . . . . . . . . . . . . . . . . . . .  47
     5.21. Acquisition Documents . . . . . . . . . . . . . . . . . . . . .  47
     5.22. Environmental Laws. . . . . . . . . . . . . . . . . . . . . . .  47
     5.23. Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
     5.24. Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . .  49

                                  ARTICLE VI

                                   COVENANTS . . . . . . . . . . . . . . .  49
     6.1. Financial Reporting. . . . . . . . . . . . . . . . . . . . . . .  49
     6.2. Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . .  51
     6.3. Notice of Default. . . . . . . . . . . . . . . . . . . . . . . .  52
     6.4. Conduct of Business. . . . . . . . . . . . . . . . . . . . . . .  52
     6.5. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     6.6. Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
     6.7. Compliance with Laws . . . . . . . . . . . . . . . . . . . . . .  53
     6.8. Maintenance of Properties. . . . . . . . . . . . . . . . . . . .  53
     6.9. Inspection . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
     6.10. Capital Stock and Dividends . . . . . . . . . . . . . . . . . .  53
     6.11. Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . .  54
     6.12. Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
     6.13. Sale of Assets. . . . . . . . . . . . . . . . . . . . . . . . .  55
     6.14. Sale of Accounts. . . . . . . . . . . . . . . . . . . . . . . .  56
     6.15. Sale and Leaseback. . . . . . . . . . . . . . . . . . . . . . .  56
     6.16. Investments and Purchases . . . . . . . . . . . . . . . . . . .  56
     6.17. Contingent Obligations. . . . . . . . . . . . . . . . . . . . .  58


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
     6.18. Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
     6.19. Capital Expenditures. . . . . . . . . . . . . . . . . . . . . .  60
     6.20. Lease Rentals . . . . . . . . . . . . . . . . . . . . . . . . .  61
     6.21. Letters of Credit . . . . . . . . . . . . . . . . . . . . . . .  61
     6.22. Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . .  61
     6.23. Amendments to Agreements. . . . . . . . . . . . . . . . . . . .  61
     6.24. Rate Hedging Obligations. . . . . . . . . . . . . . . . . . . .  61
     6.25. Environmental Matters . . . . . . . . . . . . . . . . . . . . .  61
     6.26. Agreements as to Prohibited Acts. . . . . . . . . . . . . . . .  62
     6.27. Change in Corporate or Partnership Structure; Fiscal Year . . .  62
     6.28. Inconsistent Agreements . . . . . . . . . . . . . . . . . . . .  62
     6.29. Financial Covenants . . . . . . . . . . . . . . . . . . . . . .  62
          6.29.1.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
          Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . .  62
          6.29.2.  Interest Expense Coverage Ratio . . . . . . . . . . . .  63
          6.29.3.  Fixed Charges Coverage Ratio. . . . . . . . . . . . . .  64
     6.30. Tax Consolidation . . . . . . . . . . . . . . . . . . . . . . .  65
     6.31. ERISA Compliance. . . . . . . . . . . . . . . . . . . . . . . .  65

                                  ARTICLE VII

                                   DEFAULTS. . . . . . . . . . . . . . . .  66

                                 ARTICLE VIII

                ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES . . . . . .  68
     8.1. Acceleration . . . . . . . . . . . . . . . . . . . . . . . . . .  68
     8.2. Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . .  69
     8.3. Preservation of Rights . . . . . . . . . . . . . . . . . . . . .  70

                                  ARTICLE IX

                              GENERAL PROVISIONS . . . . . . . . . . . . .  70
     9.1. Survival of Representations. . . . . . . . . . . . . . . . . . .  70
     9.2. Governmental Regulation. . . . . . . . . . . . . . . . . . . . .  70
     9.3. Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
     9.4. Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
     9.5. Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . .  71
     9.6. Several Obligations; Benefits of this Agreement. . . . . . . . .  71
     9.7. Expenses; Indemnification. . . . . . . . . . . . . . . . . . . .  71
     9.8. Numbers of Documents . . . . . . . . . . . . . . . . . . . . . .  72
     9.9. Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . .  72
     9.10. Severability of Provisions. . . . . . . . . . . . . . . . . . .  72
     9.11. Nonliability of Lenders . . . . . . . . . . . . . . . . . . . .  72
     9.12. CHOICE OF LAW . . . . . . . . . . . . . . . . . . . . . . . . .  73
     9.13. CONSENT TO JURISDICTION . . . . . . . . . . . . . . . . . . . .  73
     9.14. WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . .  73
     9.15. Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . .  73
     9.16. Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  74

                                   ARTICLE X

                                   THE AGENT . . . . . . . . . . . . . . .  74
     10.1.  Appointment. . . . . . . . . . . . . . . . . . . . . . . . . .  74
     10.2.  Powers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
     10.3.  General Immunity . . . . . . . . . . . . . . . . . . . . . . .  74
     10.4.  No Responsibility for Loans, Recitals, etc.. . . . . . . . . .  74
     10.5.  Action on Instructions of Lenders. . . . . . . . . . . . . . .  75
     10.6.  Employment of Agents and Counsel . . . . . . . . . . . . . . .  75
     10.7.  Reliance on Documents; Counsel . . . . . . . . . . . . . . . .  75
     10.8.  Agent's Reimbursement and Indemnification. . . . . . . . . . .  75
     10.9.  Rights as a Lender . . . . . . . . . . . . . . . . . . . . . .  76
     10.10. Lender Credit Decision . . . . . . . . . . . . . . . . . . . .  76
     10.11. Successor Agent. . . . . . . . . . . . . . . . . . . . . . . .  76
     10.12. Notice of Default. . . . . . . . . . . . . . . . . . . . . . .  77

                                  ARTICLE XI

                           SETOFF; RATABLE PAYMENTS. . . . . . . . . . . .  77
     11.1.  Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
     11.2.  Ratable Payments . . . . . . . . . . . . . . . . . . . . . . .  77

                                  ARTICLE XII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
     12.1.  Successors and Assigns . . . . . . . . . . . . . . . . . . . .  78
     12.2.  Participations.. . . . . . . . . . . . . . . . . . . . . . . .  78
          12.2.1.  Permitted Participants; Effect.   . . . . . . . . . . .  78
          12.2.2.  Voting Rights . . . . . . . . . . . . . . . . . . . . .  78
          12.2.3.  Benefit of Setoff . . . . . . . . . . . . . . . . . . .  79
     12.3.  Assignments. . . . . . . . . . . . . . . . . . . . . . . . . .  79
          12.3.1.  Permitted Assignments . . . . . . . . . . . . . . . . .  79
          12.3.2.  Effect; Effective Date. . . . . . . . . . . . . . . . .  79
     12.4.  Dissemination of Information . . . . . . . . . . . . . . . . .  80
     12.5.  Tax Treatment. . . . . . . . . . . . . . . . . . . . . . . . .  80

                                 ARTICLE XIII

                                    NOTICES. . . . . . . . . . . . . . . .  80
     13.1.  Giving Notice. . . . . . . . . . . . . . . . . . . . . . . . .  80
     13.2.  Change of Address. . . . . . . . . . . . . . . . . . . . . . .  81


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                                   EXHIBITS

Exhibit A (Section 1)Revolving Credit Note
Exhibit B (Section 6.1(e))Compliance Certificate
Exhibit C (Section 12.3.1)Assignment Agreement
Exhibit D (Section 1)Reimbursement Agreement
Exhibit E (Section 1)Subsidiary Guaranty

                                   SCHEDULES


Schedule 2.21(b)(iii)-   Indebtedness of SPT to be Repaid
                         From Subordinated Notes Proceeds
Schedule 2.21(c)(i)  -   Amendments (Permanent Facility)
Schedule 2.21(c)(ii) -   Amendments (Alternate Permanent Facility)
Schedule 4.1(k)      -   Subsidiaries Delivering Charter Documents
Schedule 5.3         -   Approvals and Consents
Schedule 5.8         -   Litigation and Material Contingent
                         Obligations
Schedule 5.9         -   Capitalization and Capital Contributions
Schedule 5.10        -   ERISA
Schedule 5.14        -   Brokers' Fees
Schedule 5.17        -   Indebtedness
Schedule 6.2         -   Indebtedness to be Repaid on or after the
Closing Date
Schedule 6.16        -   Investments
Schedule 6.18        -   Liens

                               CREDIT AGREEMENT


     This Credit Agreement, dated as of March 24, 1994, is among
SPX CORPORATION, a Delaware corporation, the Lenders and THE FIRST NATIONAL BANK OF CHICAGO, individually and as Agent.


                             W I T N E S S E T H:

     WHEREAS, the Borrower is party to a certain Purchase Agreement (as hereinafter defined), pursuant to which contemporaneously herewith the Borrower is consummating the Acquisition;

     WHEREAS, the Borrower has requested the Lenders to make financial accommodations available to it in the aggregate principal amount of $250,000,000, the proceeds of which the Borrower will use (a) in part to repay certain indebtedness of the Borrower and its Subsidiaries, and (b) for the working capital needs and general corporate purposes of the Borrower and its Subsidiaries;

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Agent hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     As used in this Agreement:

     "Acquisition" means the acquisition by the Borrower of a 49% partnership interest in SPT pursuant to the Purchase Agreement.

     "Acquisition Documents" means the Purchase Agreement and the other documents, certificates and agreements delivered in connection with the Acquisition.

     "Advance" means a borrowing hereunder consisting of the aggregate amount of the several Loans made on the same Borrowing Date by the Lenders to the Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

     "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

     "Agent" means First Chicago in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

     "Aggregate Available Commitment" means, at any time, the Aggregate Revolving Credit Commitment minus the Facility Letter of Credit Obligations and minus the Debt Repayment Reserve as in effect from time to time, subject to the provisions of Section 2.1(a) hereof.


     "Aggregate Revolving Credit Commitment" means the aggregate of the Revolving Credit Commitments of all the Lenders hereunder.

     "Agreement" means this Credit Agreement, as it may be amended, modified or restated and in effect from time to time.

     "Agreement Accounting Principles" means generally accepted accounting principles as in effect on March 15, 1994, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.5.

     "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (a) the Corporate Base Rate for such day, and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

     "Alternate Permanent Facility" means this credit facility subsequent to the extension of the Facility Termination Date pursuant to Section 2.21(b).

     "Alternate Permanent Facility Term" means the period commencing on the effective date of the extension of the Facility Termination Date pursuant to
Section 2.21(b) and ending on the Facility Termination Date.

     "Applicable Margin" means, during the applicable Term, the margin determined by reference to the table set forth below. The Applicable Margin shall, during the Alternate Permanent Facility Term, be subject to adjustment (upwards or downwards, as appropriate) based on the Leverage Ratio (expressed as a percentage) in accordance with the table set forth below; provided that no such adjustment shall be made prior to the first anniversary of the date hereof. The Leverage Ratio shall be determined from the then most recent annual or quarterly financial statements delivered by the Borrower pursuant to Section 6.1(a) or 6.1(b) and the officer's certificate delivered by the Borrower with such financial statements pursuant to Section 6.1(d). The adjustment, if any, to the Applicable Margin shall be effective commencing on the first Business Day after the delivery of such financial statements and officer's certificate. Until financial statements for the first complete fiscal quarter ending after the first day of the Alternate Permanent Facility Term have been delivered by the Borrower, the maximum Applicable Margin shall apply.
In the event that the Borrower shall at any time fail to furnish to the Lenders any of the financial statements required to be delivered pursuant to Sections 6.1(a) and 6.1(b) or the officer's certificate required to be delivered with such financial statements pursuant to Section 6.1(d), the maximum Applicable Margin shall apply until such time as such financial statements and officer's certificate are so delivered.

                               Applicable Margin

     (a)  Interim Facility Term

          Alternate Base Eurodollar
            Rate Plus    Rate Plus

             0%                 1.00%

     (b)  Permanent Facility Term

          Alternate Base Eurodollar
            Rate Plus    Rate Plus

             .50%               1.50%

     (c)  Alternate Permanent Facility Term

           Leverage RatioAlternate BaseEurodollar
          (as a percentage)  Rate PlusRate Plus

          Greater than or
          equal to 51%        0%                1.00%

          Less than 51%       0%                .875%

     "Article" means an article of this Agreement unless another document is specifically referenced.

     "Asset Disposition" means any sale, transfer or other disposition of any asset of the Borrower or any Subsidiary (other than any Excluded Subsidiary) in a single transaction or in a series of related transactions (other than the sale of inventory in the ordinary course), including any Incremental Receivables Financing.

     "Authorized Officer" means any of the president, chief financial officer or treasurer of the Borrower, acting singly.



     "Bankruptcy Code" means Title 11, United States Code, sections 1 et seq., as the same may be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

     "Borrower" means SPX Corporation, a Delaware corporation, and its successors and assigns.

     "Borrowing Date" means a date on which an Advance is made or a Facility Letter of Credit is issued hereunder.

     "Borrowing Notice" is defined in Section 2.8.

     "Business Day" means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market, and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

     "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition for value of any asset that would be classified on a consolidated balance sheet of the Borrower and its Subsidiaries (but excluding any Excluded Subsidiary) prepared in accordance with Agreement Accounting Principles as a fixed or capital asset excluding (a) the cost of assets acquired under Capitalized Lease Obligations, (b) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, and
(c) leasehold improvement expenditures for which the Borrower or a Subsidiary (other than any Excluded Subsidiary) is reimbursed promptly by the lessor.

     "Capitalized Lease" of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

     "Change" is defined in Section 3.2.

     "Change in Control" means (a) the acquisition by any Person, or two or more Persons acting in concert, including without limitation any acquisition effected by means of any transaction contemplated by Section 6.12, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the outstanding shares of voting stock of the Borrower, but excluding any such acquisition by any Person owning 10% or more of the outstanding shares of the Borrower's voting stock as of the date hereof, or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the "Continuing Directors") who (i) were directors of the Borrower on the first day of each such period or (ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of directors of the Borrower.

     "Closing Transactions" is defined in Section 4.1(d).

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Commitment" means, for each Lender, the obligation of such Lender to make Loans and participate in Facility Letters of Credit not exceeding in the aggregate the amount set forth opposite its signature below, as such amount may be modified from time to time pursuant to the terms hereof.

     "Condemnation" is defined in Section 7.8.

     "Consolidated" or "consolidated", when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Borrower and its Subsidiaries (but excluding any Excluded Subsidiary other than for purposes of Section 6.1) in accordance with Agreement Accounting Principles.

     "Consolidated Interest Charges" means, with respect to any period for which the amount thereof is to be determined, the sum of (i) all interest on Indebtedness paid or payable during such period (including the interest component of Capitalized Lease Obligations, interest associated with a Contingent Obligation and interest paid or accrued by any Excluded Subsidiary on any Indebtedness if such Indebtedness is with recourse to the Borrower (but excluding fees and costs which may be capitalized as transaction costs in accordance with Agreement Accounting Principles), and (ii) all debt discount and expense amortized or required to be amortized during such period, in each of cases (i) and (ii) with respect to the Borrower and its Subsidiaries (other than any Excluded Subsidiary except as set forth above) determined on a consolidated basis in accordance with Agreement Accounting Principles.

     "Consolidated Net Income" means, for any computation period, with respect to the Borrower on a consolidated basis with its Subsidiaries (other than any Subsidiary which is restricted from declaring or paying dividends or otherwise advancing funds to its parent whether by contract or otherwise, including without limitation any Excluded Subsidiary), net income earned during such period in accordance with Agreement Accounting Principles; provided, however, that Consolidated Net Income shall not include and shall be computed without regard to any gains in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets).

     "Consolidated Net Worth" means, at any date of computation, the consolidated common stockholders' equity of the Borrower and its consolidated Subsidiaries (other than any Excluded Subsidiary) as of such date determined in accordance with Agreement Accounting Principles.

     "Consolidated Person" means, for the taxable year of reference, each Person (including any Excluded Subsidiary) which is a member of the affiliated group of the Borrower if consolidated returns are or shall be filed for such affiliated group for federal income tax purposes or any combined or unitary group of which the Borrower is a member for state income tax purposes.

     "Contingent Obligation" of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract or application for a Letter of Credit. For purposes of calculating financial covenants hereunder, Contingent Obligations shall not include, (a) with respect to the Borrower, any obligations incurred under or in connection with the Existing Receivables Financing or any Incremental Receivables Financing, to the extent such obligations are non-recourse to the Borrower and its Subsidiaries or (b) with respect to SPX Credit, any obligations incurred under or in connection with any SPX Credit Lease Financing.

     "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

     "Conversion/Continuation Notice" is defined in Section 2.9.

     "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes. The Corporate Base Rate is a reference rate and does not necessarily represent the lowest or best rate of interest actually charged to any customer. First Chicago may make commercial loans or other loans at rates of interest at, above or below the Corporate Base Rate.

     "Current Assets" means all current assets of the Borrower and its Subsidiaries (other than any Excluded Subsidiary), on a consolidated basis, as of any date of determination thereof calculated in accordance with Agreement Accounting Principles.

     "Current Liabilities" means all current liabilities of the Borrower and its Subsidiaries (other than an Excluded Subsidiary) which should, in accordance with Agreement Accounting Principles, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from the date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term Indebtedness required to be paid within one year.

     "Debt Repayment Reserve" means a reserve established on the date hereof against amounts otherwise available for Advances under the Aggregate Available Commitment in an aggregate amount equal to $220,000,000, as such reserve may be reduced from time to time or terminated pursuant to Section 2.1(a).

     "Default" means an event described in Article VII.

     "EBITDA" means, for any applicable computation period, Consolidated Net Income, plus (a) Taxes paid or payable by the Borrower and its Subsidiaries (other than any Excluded Subsidiary) for such period, (b) Consolidated Interest Charges paid or accrued during such period, and (c) amortization and depreciation deducted in determining Consolidated Net Income for such period.

     "Environmental Laws" is defined in Section 5.22.

     "Environmental Permits" is defined in Section 5.22.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, reformed or otherwise modified from time to time.

     "Eurodollar Advance" means an Advance which bears interest at the Eurodollar Rate.

     "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the rate determined by the Agent to be the rate at which deposits in U.S. dollars are offered by First Chicago to first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Advance and having a maturity approximately equal to such Interest Period.

     "Eurodollar Rate" means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

     "Excess Cash Flow" means, for any applicable computation period, (a) the sum of (i) Consolidated Net Income for such period, plus (ii) amortization, depreciation and other non-cash charges deducted in determining Consolidated Net Income for such period, minus (b) the sum of (i) actual cash expenditures for Capital Expenditures made during such period by the Borrower and its Subsidiaries (other than any Excluded Subsidiary) permitted under this Agreement, plus (ii) principal payments made during such period on all Indebtedness (exclusive of mandatory prepayments made from Excess Cash Flow during such period), and minus (c) the increase (or plus the decrease, as the case may be), as of the last day of a fiscal year from the last day of the previous fiscal year in the excess of Current Assets over Current Liabilities, assuming for purposes of calculating such amounts that the Borrower has conducted its business in the ordinary course and in accordance with past practices.

     "Excluded Subsidiary" means, during the Interim Facility Term and the Permanent Facility Term only, SPT and any Subsidiary of SPT.

     "Existing Borrower Indebtedness" means any Indebtedness of the Borrower or its Subsidiaries described on Schedule 6.2 hereto which will not be repaid on the date hereof but which will be repaid on or prior to the respective repayment dates set forth on such schedule with respect to each such item of Indebtedness.

     "Existing Receivables Financing" means obligations of the Borrower in an aggregate amount of $25,900,000 incurred or issued pursuant to the terms of those certain Agreements, each dated as of April 30, 1991, between the Borrower and each of The First National Bank of Chicago and Falcon Asset Securitization Corporation, as the same may be extended or renewed so long as such extension or renewal is on the terms and conditions currently in effect or on other terms and conditions, including those relating to advance rates, reasonably satisfactory to the Required Lenders.

     "Facility Letter of Credit" means a standby Letter of Credit issued pursuant to Section 2.20.

     "Facility Letter of Credit Obligations" means, as at the time of determination thereof, the sum of (a) the Reimbursement Obligations then outstanding and (b) the aggregate then undrawn face amount of the then outstanding Facility Letters of Credit.

     "Facility Letter of Credit Sublimit" means an aggregate amount of $35,000,000, of which not more than $20,000,000 at any one time outstanding shall be used by the Borrower for Facility Letters of Credit to support its workers compensation program.

     "Facility Termination Date" means June 30, 1994, subject to extension to March 15, 1999 as provided in Section 2.21.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

     "Financial Statements" is defined in Section 5.5.

     "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

     "Fixed Charge Coverage Ratio" means for any applicable computation period, the ratio of (a) EBITDA for such period plus Rentals paid or payable for such period by the Borrower and its Subsidiaries (other than any Excluded Subsidiary unless the liability for such Rentals is recourse to the Borrower), to (b) Fixed Charges for such period.

     "Fixed Charges" means, for any applicable computation period, the sum of (a) Consolidated Interest Charges for such period, (b) actual Indebtedness (including Indebtedness of any Excluded Subsidiary if such Indebtedness is recourse to the Borrower) paid or payable during such period pursuant to the scheduled amortization of such Indebtedness (excluding the mandatory prepayments, if any, made pursuant to Section 2.1(b) in connection with a reduction in the Aggregate Revolving Credit Commitment pursuant to Section 2.7(c)), (c) any Rentals paid or payable during such period by the Borrower and its Subsidiaries (other than any Excluded Subsidiary unless the liability for such Rentals is recourse to the Borrower), and (d) Taxes actually paid or payable by the Borrower and its Subsidiaries (other than any Excluded Subsidiary) for such period.

     "Floating Rate" means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day, plus (b) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

     "Floating Rate Advance" means an Advance which bears interest at the Floating Rate.

     "Hazardous Materials" is defined in Section 5.22.

     "Incremental Receivables Financing" means obligations of the Borrower incurred or issued pursuant to an increase in the Existing Receivables Financing or pursuant to a separate securitized receivables facility substantially similar to the Existing Receivables Financing and otherwise on terms and conditions, including those relating to advance rates, reasonably satisfactory to the Required Lenders.

     "Indebtedness" of a Person means such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances, or other instruments, (e) Capitalized Lease Obligations, (f) Rate Hedging Obligations,
(g) Contingent Obligations, (h) obligations for which such Person is obligated pursuant to or in respect of a Letter of Credit, (i) repurchase obligations or liabilities of such Person with respect to accounts receivable or notes receivable sold by such Person, (j) with respect to the Borrower, obligations incurred under or in connection with the Existing Receivables Financing or any Incremental Receivables Financing, notwithstanding the manner in which such obligations are characterized on a balance sheet of the Borrower prepared in accordance with GAAP, provided that for purposes of calculating financial covenants hereunder, such obligations shall be included only to the extent such obligations are with recourse to the Borrower or any of its Subsidiaries, and
(k) with respect to SPX Credit, obligations incurred under or in connection with any SPX Credit Lease Financing, notwithstanding the manner in which such obligations are characterized on a balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP, provided that for purposes of calculating financial covenants hereunder, such obligations shall be excluded as Indebtedness.

     "Interest Expense Coverage Ratio" means, for any applicable computation period, the ratio of EBITDA for such period to Consolidated Interest Charges for such period.

     "Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

     "Interim Facility" means the credit facility established hereby prior to any extension thereof pursuant to Section 2.21.

     "Interim Facility Term" means the period commencing on the date hereof and ending on the earlier of (a) the effective date of any extension of the Facility Termination Date pursuant to Section 2.21, or (b) the later of (i) the date the Obligations shall have been repaid in full and this Agreement shall have been terminated, or (ii) June 30, 1994.

     "Issuer" means First Chicago or any successor issuer of Facility Letters of Credit.

     "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.

     "Lenders" means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

     "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

     "Letter of Credit" of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

     "Letter of Credit Cash Collateral Account" is defined in Section 8.1. Such account and the related cash collateralization shall be subject to documentation satisfactory to the Agent.

     "Leverage Ratio" means, with respect to the Borrower and its Subsidiaries (other than an Excluded Subsidiary, provided that all Indebtedness of any Excluded Subsidiary shall be included if such Indebtedness is recourse to the Borrower) on a consolidated basis, as of any date of computation, the ratio (expressed as a percentage) of (a) the aggregate outstanding principal balance of all Indebtedness, to (b) the sum of (i) the aggregate outstanding principal balance of all Indebtedness plus (ii) Consolidated Net Worth as of such date, determined in each case in accordance with Agreement Accounting Principles.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Loan" means, with respect to a Lender, such Lender's portion of any Advance and "Loans" means with respect to the Lenders, the aggregate of all Advances.

     "Loan Documents" means this Agreement, the Notes and the other documents and agreements contemplated hereby and executed by the Borrower or any Subsidiary in favor of the Agent or any Lender, including without limitation any security documents delivered pursuant to Section 2.21(a)(iii) or any Subsidiary Guaranty delivered pursuant to Section 2.21(b)(v).

     "Margin Stock" has the meaning assigned to that term under Regulation U.

     "Material Adverse Effect" means a material adverse effect on (a) the business, Property, condition (financial or other), performance, results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole,
(b) the ability of the Borrower or any Subsidiary to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

     "Multiemployer Plan" means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

     "Net Available Proceeds" means (a) with respect to any Asset
Disposition, the sum of cash or readily marketable cash equivalents received (including by way of a cash-generating sale or discounting of a note or receivable, but excluding any other consideration received in the form of assumption by the acquiring Person of debt or other obligations relating to the properties or assets so disposed of or received in any other non-cash form) therefrom, whether at the time of such disposition or subsequent thereto, or
(b) with respect to any sale or issuance of any debt or equity securities of the Borrower or any Subsidiary, cash or readily marketable cash equivalents received (but excluding any other non-cash form) therefrom, whether at the time of such disposition or subsequent thereto, net, in either case, of all legal, title and recording tax expenses, commissions (including investment banking fees) and other fees and all costs and expenses incurred and all federal, state, local and other taxes required to be accrued as a liability as a consequence of such transactions and, in the case of an Asset Disposition, net of all payments made by the Borrower or any of its Subsidiaries on any Indebtedness which is secured by such assets pursuant to a permitted Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition.

     "Note" means any one or more of the Revolving Credit Notes.

     "Notice of Assignment" is defined in Section 12.3.2.

     "Notice of Issuance" is defined in Section 2.20.4.

     "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, the Facility Letter of Credit Obligations and all other liabilities (if any), whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower or any Subsidiary to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under any of the Loan Documents and any Rate Hedging Obligations or foreign exchange contracts of the Borrower owing to the Agent or any Lender.

     "Participants" is defined in Section 12.2.1.

     "Payment Date" means the last day of each March, June, September and December.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "Permanent Facility" means this credit facility subsequent to the extension of the Facility Termination Date pursuant to Section 2.21(a).

     "Permanent Facility Term" means the period commencing on the effective date of the extension of the Facility Termination Date pursuant to Section 2.21(a) and ending on the Facility Termination Date.

     "Permitted Liens" is defined in Section 6.18.

     "Person" means any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

     "Plan" means an employee pension benefit plan, as defined in Section 3(2) of ERISA, as to which the Borrower or any member of the Controlled Group may have any liability.

     "Property" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

     "Pro Forma" is defined in Section 5.5.

     "pro-rata" means, when used with respect to a Lender, and any described aggregate or total amount, an amount equal to such Lender's pro-rata share or portion based on its percentage of the Aggregate Revolving Credit Commitment or if the Aggregate Revolving Credit Commitment has been terminated, its percentage of the aggregate principal amount of outstanding Advances.

     "Purchase" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership interests of a partnership.

     "Purchase Agreement" means that certain purchase agreement dated as of December 31, 1993 by and among the Borrower, Kodiak Partners II Corp., Riken Corporation and Riken International U.S.A., Inc., as the same may be amended or modified after the date hereof.

     "Purchasers" is defined in Section 12.3.1.

     "Rate Hedging Obligations" of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to depositary institutions.

     "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by Persons other than banks, brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by securities brokers and dealers for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by the specified lenders for the purpose of purchasing or carrying margin stocks applicable to such Persons.

     "Reimbursement Agreement" means a letter of credit application and reimbursement agreement substantially in the form of Exhibit D hereto (or such other form as the Issuer may from time to time employ in the ordinary course of business).

     "Reimbursement Obligations" means, at any time, the aggregate (without duplication) of the Obligations of the Borrower to the Lenders, the Issuer and/or the Agent in respect of all unreimbursed payments or disbursements made by the Lenders, the Issuer and/or the Agent under or in respect of draws made under the Facility Letters of Credit.

     "Release" is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 et seq.

     "Rentals" of a Person means the aggregate fixed amounts payable by such Person under any lease of Property, excluding without limitation Capitalized Leases having a then remaining term

(including any required renewals or any renewals at the option of the lessor or lessee) of one year or more.

     "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event.

     "Required Lenders" means Lenders in the aggregate having at least 66-2/3% of the Aggregate Revolving Credit Commitment or, if the Aggregate Revolving Credit Commitment has been terminated, Lenders in the aggregate holding at least 66-2/3% of the sum of (i) the aggregate unpaid principal amount of the outstanding Loans plus (ii) the Facility Letter of Credit Obligations.

   "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on new non-personal time deposits of $100,000 or more with a maturity equal to that of such Interest Period.

     "Revolving Credit Advance" means an Advance made by the Lenders to the Borrower pursuant to Section 2.1.

     "Revolving Credit Commitment" means, for each Lender, the obligation of such Lender to make Loans to the Borrower pursuant to Section 2.1 in an aggregate amount at any one time outstanding not exceeding the amount set forth opposite its name under the heading "Revolving Credit Commitment" on the signature page hereto, as such amount may be modified or reduced from time to time pursuant to the terms of this Agreement.

     "Revolving Credit Loan" means, with respect to a Lender, such Lender's pro-rata portion of all Revolving Credit Advances.

     "Revolving Credit Note" means a promissory note in substantially the form of Exhibit A hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower and payable to the order of a Lender in the amount of its Revolving Credit Commitment, including any amendment, modification, renewal or replacement of such promissory note.

     "Risk-Based Capital Guidelines" is defined in Section 3.2.

     "Section" means a numbered section of this Agreement, unless another document is specifically referenced.

     "Single Employer Plan" means a Plan subject to Title IV of ERISA maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group, other than a Multiemployer Plan.

     "Solvent" means, when used with respect to a Person, that (a) the fair saleable value of the assets of such Person is in excess of the total amount of the present value of its liabilities (including for purposes of this definition all liabilities (including loss reserves as determined by the Borrower), whether or not reflected on a balance sheet prepared in accordance with Agreement Accounting Principles and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), (b) such Person is able to pay its debts or obligations in the ordinary course as they mature and
(c) such Person does not have unreasonably small capital to carry out its business as conducted and as proposed to be conducted. "Solvency" shall have a correlative meaning.

     "SPT" means Sealed Power Technologies, Limited Partnership, a Delaware limited partnership.

     "SPT Europe" means Sealed Power Technologies Limited Partnership Europe, a Delaware limited partnership.

     "SPX Credit" means SPX Credit Corporation, a Delaware corporation.

     "SPX Credit Lease Financings" means secured or unsecured obligations of SPX Credit which are in the nature of sales or pledges of undivided interests in a pool of leases of SPX Credit (including any such leases which have been transferred to SPX Credit by the Borrower or any of its other Subsidiaries in the ordinary course of business consistent with past practices) and which are
(a) non-recourse to the Borrower and its other Subsidiaries, (b) otherwise incurred on terms and conditions, including those relating to advance rates, reasonably satisfactory to the Required Lenders, and (c) permitted under
Section 6.11(i).

     "Subordinated Notes" means senior subordinated notes issued by the Borrower in a principal amount resulting in not less than $250 million of net cash proceeds to the Borrower pursuant to an indenture under which no amortization or mandatory prepayments or redemptions (other than in respect of any customary sale of assets or change of control redemption provisions) are required for at least eight years following the date of issuance and which contains other terms and conditions, including subordination provisions, which are customary for senior subordinated debt offerings and which are otherwise reasonably acceptable to the Required Lenders.

     "Subordinated Debt Documents" means the Subordinated Notes, the indenture pursuant to which such Subordinated Notes shall be issued, and all other documents, agreements, instruments and certificates executed and delivered by the Borrower in connection with the issuance of the Subordinated Notes, each of which shall be in form and substance reasonably satisfactory to the Required Lenders.

     "Subsidiary" of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

     "Subsidiary Guaranty" means any Guaranty substantially in the form attached hereto as Exhibit E executed and delivered by a Subsidiary Guarantor in favor of the Agent, on behalf of the Lenders, including without limitation any such guaranty executed and delivered by SPX Credit or, pursuant to Section 2.21(b)(v), SPT, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     "Subsidiary Guarantors" means SPX Credit and any other Subsidiary of the Borrower which has executed and delivered a Subsidiary Guaranty.

     "Substantial Portion" means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of EBITDA of the Borrower and its Subsidiaries for the 12-month period ending as of the end of the quarter next preceding the date of determination.

     "Taxes" means, with respect to the Borrower and its Subsidiaries as a consolidated group, federal, state or other income or franchise taxes, including without limitation the Michigan Single Business Tax.

     "Term" means any of the Interim Facility Term, the Permanent Facility Term or the Alternate Permanent Facility Term.

     "Termination Event" means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041(c) of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

     "Transaction Documents" means the Loan Documents and the Acquisition Documents and, from and after the execution thereof, if any, the Subordinated Debt Documents.

     "Transferee" is defined in Section 12.4.

     "Type" means, with respect to any Advance, its nature as a Floating Rate Advance or Eurodollar Advance.

     "UCC" means the Illinois Uniform Commercial Code as amended or modified and in effect from time to time.

     "Unfunded Liability" means the amount (if any) by which the accumulated benefit obligation as defined in SFAS 87 exceeds the fair market value of assets allocable to such benefits, determined as of the most recent fiscal year end.

     "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

     "Wholly-Owned Subsidiary" of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.


                                  ARTICLE II

                                  THE CREDITS

     2.1. Revolving Credit Advances. (a) From and including the date hereof to but not including the Facility Termination Date, each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, to make Revolving Credit Advances to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding (after giving effect to the intended use of proceeds of any Advance used to repay any outstanding Reimbursement Obligations or previously made Advances) the amount of its pro-rata share of the Aggregate Available Commitment existing at such time; provided that amounts otherwise available for Revolving Credit Advances which are withheld in the Debt Repayment Reserve shall, subject to the terms and conditions of this Agreement, be made available to the Borrower as Revolving
Credit Advances so long as all of the proceeds of such Revolving Credit Advances are used to fully repay Existing Borrower Indebtedness on or prior to the repayment date(s) with respect thereto set forth on Schedule 6.2 hereto and, upon any such repayment, the Debt Repayment Reserve shall be permanently reduced by the amount of such Revolving Credit Advances. Upon repayment in full of all Existing Borrower Indebtedness, the Debt Repayment Reserve shall be terminated. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Advances at any time prior to the Facility Termination Date.

     (b) The Borrower hereby agrees that if at any time the aggregate balance of the Revolving Credit Loans and the Facility Letter of Credit Obligations exceeds the Aggregate Revolving Credit Commitment (whether as a result of reductions in the Aggregate Revolving Credit Commitment pursuant to
Section 2.4(b) or Section 2.7 or otherwise), the Borrower shall repay immediately its then outstanding Revolving Credit Loans in such amount as may be necessary to eliminate such excess; provided, that if an excess remains after repayment of all outstanding Revolving Credit Loans, then the Borrower shall cash collateralize the Facility Letter of Credit Obligations by deposit into the Letter of Credit Cash Collateral Account of such amount as may be necessary to eliminate such excess.

     (c) The Borrower's obligation to pay the principal of, and interest on, the Revolving Credit Loans shall be evidenced by the Revolving Credit Notes. Although the Revolving Credit Notes shall be dated the date of the initial Revolving Credit Advance, interest in respect thereof shall be payable only for the periods during which the Revolving Credit Loans evidenced thereby are outstanding and, although the stated amount of each Revolving Credit Note shall be equal to the applicable Lender's Revolving Credit Commitment, each Revolving Credit Note shall be enforceable, with respect to the Borrower's obligation to pay the principal amount thereof, only to the extent of the unpaid principal amount of the Revolving Credit Loan at the time evidenced thereby.

     (d) Each Revolving Credit Advance included in the Revolving Credit Loan shall mature, and the principal amount thereof and the unpaid accrued interest thereon shall be due and payable, on the Facility Termination Date.

     2.2. Ratable Loans. Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Revolving Credit Commitments bear to the Aggregate Revolving Credit Commitment.

     2.3. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

     2.4. Commitment Fee; Reductions in Aggregate Revolving Credit
Commitment. (a) The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee of three-eighths percent (.375%) per annum on such Lender's pro-rata share of (i) the Aggregate Revolving Credit Commitment, minus
(ii) the sum of the outstanding balance of the Revolving Credit Loans and the Facility Letter of Credit Obligations, calculated on a daily basis from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date; provided, however that during the Permanent Facility Term the commitment fee shall be one-half percent (.5%) per annum. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Loans hereunder.

     (b) The Borrower may permanently reduce the Aggregate Revolving Credit Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, upon at least ten (10) Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Revolving Credit Commitment may not be reduced below the sum of (i) the aggregate principal amount of the outstanding Revolving Credit Advances plus (ii) the outstanding Facility Letter of Credit Obligations. Reductions made pursuant to this Section 2.4(b) shall be in addition to reductions occurring pursuant to Sections 2.7.

     2.5. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $1,500,000 (and in multiples of $1,000,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof); provided, however, that (a) any Floating Rate Advance may be in the amount of the unused Aggregate Total Commitment; (b) in no event shall more than five (5) Eurodollar Advances be permitted to be outstanding at any time, and (c) during the six month period commencing on the date hereof, unless the Agent shall otherwise consent, each Eurodollar Advance shall be in the minimum amount of $10,000,000.

     2.6. Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon two Business Days' prior notice to the Agent. A Eurodollar Advance may not be paid prior to the last day of the applicable Interest Period.

     2.7. Mandatory Commitment Reductions and Prepayments. (a) If the Facility Termination Date is extended pursuant to Section 2.21(b), then on the date of such extension the Aggregate Revolving Credit Commitment shall be automatically and permanently reduced by the sum of (i) $25,000,000 plus (ii) the amount, if any, by which the net cash proceeds to the Borrower of the Subordinated Notes exceeds $250,000,000.

     (b) If the Facility Termination Date is extended pursuant to Section 2.21, then the Aggregate Revolving Credit Commitment shall be automatically and permanently reduced by $12,500,000 on each June 15 and December 15 in 1997 and 1998, as such amounts may be reduced by the application of mandatory commitment reductions pursuant to Section 2.7(d).

     (c) The Aggregate Revolving Credit Commitment shall be automatically and permanently reduced in the amounts and at the times set forth below:

         (i) commencing with the Borrower's fiscal year ending December 31, 1994, in an amount equal to fifty percent (50%) of the Excess Cash Flow for each fiscal year, such reduction to be effective on the earlier of (A) 100 days after the end of such fiscal year or (B) within 10 days after delivery of the annual audit required by Section 6.1(a), provided that in no event shall the Aggregate Revolving Credit Commitment be reduced to an amount less than $150,000,000 pursuant to this Section 2.7(c)(i);

         (ii) in an amount equal to 100% of the aggregate Net Available Proceeds in excess of $1,000,000 realized upon all Asset Dispositions in any fiscal year of the Borrower, such reduction to be effective concurrently with the receipt thereof by the Borrower or any Subsidiary; and

         (iii) in an amount equal to 100% of the Net Available Proceeds in excess of $25,000,000 in the aggregate realized upon the sale by the Borrower or any Subsidiary (other than an Excluded Subsidiary) of any equity securities, such reduction to be effective concurrently with the receipt thereof by the Borrower or any such Subsidiary, provided that in no event shall the Aggregate Revolving Credit Commitment be reduced to an amount less than $150,000,000 pursuant to this Section 2.7(c)(iii).

     (d) Mandatory commitment reductions under this Section 2.7 shall be cumulative and in addition to reductions occurring pursuant to Section 2.4.
Any mandatory commitment reductions under Section 2.7(c) shall first be applied on a pro rata basis to the mandatory commitment reductions required to be made in 1997 and 1998 pursuant to Section 2.7(b).

     (e) Any reduction in the Aggregate Revolving Credit Commitment pursuant to this Section 2.7 or otherwise shall ratably reduce the Revolving Credit Commitment of each Lender.

     2.8. Method of Selecting Types and Interest Periods for New Advances.
The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each such Advance from time to time; provided, however, that (i) the Agent shall have the right, at its option, during the five Business Day period from and after the date hereof, to require that all Loans be maintained as Floating Rate Advances; (ii) upon the expiration of such five Business Day period and for a period of one month thereafter, the Borrower will be permitted to keep all of the Loans in a Eurodollar Advance with a one month Interest Period and with the same maturity date, or in a combination of Floating Rate Advances and one Eurodollar Advance meeting the qualifications set forth above; (iii) upon the expiration of the one month period described in clause (ii) above and for a period of five Business Days thereafter, the Agent shall have the right, at its option, to require that all Loans be maintained as Floating Rate Advances; (iv) upon the expiration of the five Business Day period described in clause (iii) above, and for a period of one month thereafter, the Borrower will be permitted to keep all of the Loans in a Eurodollar Advance with a one month Interest Period and with the same maturity date, or in a combination of Floating Rate Advances and one Eurodollar Advance meeting the qualifications set forth above;
(v) upon the expiration of the one month period described in clause (iv) above and for a period of five Business Days thereafter, the Agent shall have the right, at its option, to require that all Loans be maintained as Floating Rate Advances; (vi) upon the expiration of the five Business Day period described in clause (v) above and for the period ending six months after the date hereof, unless the Agent otherwise consents, the Borrower shall keep all of the Loans in a Eurodollar Advance with a one month Interest Period and the same maturity date or in a combination of Floating Rate Advances and one Eurodollar Advance meeting the qualifications set forth above; and (vii) upon the expiration of the six month period following the date hereof and at all times thereafter subject to the terms of this Agreement, the Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable to each such Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one (1) Business Day before the Borrowing Date of each Floating Rate Advance and at least three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

          (a) the Borrowing Date, which shall be a Business Day, of such Advance;

          (b)  the aggregate amount of such Advance;

          (c)  the Type of Advance selected;

          (d) in the case of each Eurodollar Advance, the Interest Period applicable thereto; and

     (e) in the case of an Advance to be made from amounts withheld in the Debt Repayment Reserve, that such Advance is requested to be made from such reserve and specifying the Existing Borrower Indebtedness to be repaid with the proceeds of such Advance.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address.

     2.9. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.5, the Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type of Advance; provided, however, that any conversion of any Eurodollar Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Floating Rate Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, or at least three (3) Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

          (a) the requested date, which shall be a Business Day, of such conversion or continuation;

          (b) the aggregate amount and Type of the Advance which is to be converted or continued; and

          (c) the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto.

     2.10. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest at the Floating Rate from and including the date of such Advance or the date on which such Advance was converted into a Floating Rate Advance to (but not including) the date on which such Floating Rate Advance is paid or converted to a

     Eurodollar Advance. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest at the Eurodollar Rate from and including the first day of the Interest Period applicable thereto to, but not including, the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Advance. No Interest Period may end after the Facility Termination Date. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Interest Period in order to make a mandatory repayment required pursuant to Section 2.1(b) in respect of a reduction in the Aggregate Revolving Credit Commitment pursuant to Section 2.7(a) or (b).

     2.11. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, no Advance may be made as, converted into or continued as a Eurodollar Advance (except with the consent of the Agent and the Required Lenders) when any Default or Unmatured Default has occurred and is continuing. During the continuance of a Default, each Eurodollar Advance and Floating Rate Advance shall bear interest (for the remainder of the applicable Interest Period in the case of Eurodollar Advances) at the rate otherwise applicable plus 2% per annum.

     2.12. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to
Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (Chicago time) on the date when due and shall be applied ratably by the Agent among the Lenders. Each payment made after noon (Chicago time) shall be deemed to have been made on the next succeeding Business Day. If the Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to the Agent or any Lender, then the sum payable hereunder shall be increased so that, after making all required deductions, the Agent or such Lender receives an amount equal to the sum it would have received had no such deduction been made, and the Borrower shall indemnify the Agent and such Lender for taxes, assessments and governmental charges imposed by any jurisdiction on account of amounts paid or payable pursuant to this sentence. Within 30 days after the date of any payment of any such amount withheld by the Borrower in respect of any payment to the Agent or any Lender, the Borrower shall furnish to the Agent or such Lender the original or certified copy of a receipt evidencing payment thereof. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder. The obligations of the Borrower under this Section 2.12 shall survive the payment of the Obligations and the termination of this Agreement.

     2.13. Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its Revolving Credit Note; provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under such Note. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

     2.14. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which a Floating Rate Advance is prepaid due to acceleration, and at maturity.
Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the next Payment Date following the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest and commitment fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

     2.15. Notification by Agent. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Credit Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, Notice of Issuance and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

     2.16. Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

     2.17. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan, or (b) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If the Borrower has not in fact made such payment to the Agent, the Lenders shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for such day. If any Lender has not in fact made such payment to the Agent, such Lender or the Borrower shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (a) in the case of payment by a Lender, the Federal Funds Effective Rate for such day, or (b) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

     2.18. Withholding Tax Exemption. At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Lender, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

    2.19. Agent's Fees. The Borrower shall pay to the Agent those fees, in addition to the commitment fees referenced in Section 2.4(a), in the amounts and at the times separately agreed to between the Agent and the Borrower.


     2.20.  Facility Letters of Credit.

        2.20.1 Issuance of Facility Letters of Credit. (a) From and after the date hereof, the Issuer agrees, upon the terms and conditions set forth in this Agreement, to issue at the request and for the account of the Borrower, one or more Facility Letters of Credit; provided, however, that the Issuer shall not be under any obligation to issue, and shall not issue, any Facility Letter of Credit if (i) any order, judgment or decree of any governmental authority or other regulatory body with jurisdiction over the Issuer shall purport by its terms to enjoin or restrain such Issuer from issuing such Facility Letter of Credit, or any law or governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) from any governmental authority or other regulatory body with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of Facility Letters of Credit in particular or shall impose upon the Issuer with respect to any Facility Letter of Credit any restriction or reserve or capital requirement (for which the Issuer is not otherwise compensated) or any unreimbursed loss, cost or expense which was not applicable, in effect and known to the Issuer as of the date of this Agreement and which the Issuer in good faith deems material to it;
    (ii) one or more of the conditions to such issuance contained in Section
    4.2 is not then satisfied; or (iii) after giving effect to such issuance, the aggregate outstanding amount of the Facility Letter of Credit

     Obligations would exceed the Facility Letter of Credit Sublimit.

         (b) In no event shall: (i) the aggregate amount of the Facility Letter of Credit Obligations at any time exceed the Facility Letter of Credit Sublimit; (ii) the sum at any time of (A) the aggregate amount of Facility Letter of Credit Obligations and (B) the aggregate principal balance of outstanding Advances exceed the amount of the Aggregate Revolving Credit Commitment; (iii) the expiration date of any Facility Letter of Credit (including, without limitation, Facility Letters of Credit issued with an automatic "evergreen" provision providing for renewal absent advance notice by the applicable Borrower or the Issuer), or the date for payment of any draft presented thereunder and accepted by the Issuer, be later than March 15, 1999; or (iv) any Facility Letter of Credit be used for purposes other than those referred to in the definition of Facility Letter of Credit Sublimit.

         2.20.2 Participating Interests. Immediately upon the issuance by the Issuer of a Facility Letter of Credit in accordance with Section 2.20.4, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuer, without recourse, representation or warranty, an undivided participation interest equal to its pro-rata share of the Aggregate Revolving Credit Commitment of the principal amount of such Facility Letter of Credit and each draw paid by the Issuer thereunder. Each Lender's obligation to pay its proportionate share of all draws under the Facility Letters of Credit, absent gross negligence or willful misconduct by the Issuing Bank in honoring any such draw, shall be absolute, unconditional and irrevocable and in each case shall be made without counterclaim or set-off by such Lender.

         2.20.3 Facility Letter of Credit Reimbursement Obligations. (a) The Borrower agrees to pay to the Issuer of a Facility Letter of Credit (i) on each date that any amount is drawn under each Facility Letter of Credit a sum (and interest on such sum as provided in clause (ii) below) equal to the amount so drawn plus all other charges and expenses with respect thereto specified in Section 2.20.6 or in the applicable Reimbursement Agreement and (ii) interest on any and all amounts remaining unpaid under this Section 2.20.3 until payment in full at the Floating Rate plus the margin specified in Section 2.11. The Borrower agrees to pay to the Issuer the amount of all Facility Letter of Credit Reimbursement Obligations owing in respect of any Facility Letter of Credit immediately when due, under all circumstances, including, without limitation, any of the following circumstances: (a) any lack of validity or enforceability of this Agreement or any of the Loan Documents;

    (b) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit, any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), any Lender or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any Facility Letter of Credit); (c) the validity, sufficiency or genuineness of any document which the Issuer has determined in good faith complies on its face with the terms of the applicable Facility Letter of Credit, even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect; or
    (d) the surrender or impairment of any security for the performance or observance of any of the terms hereof.

         (b) Notwithstanding any provisions to the contrary in any Reimbursement Agreement, the Borrower agrees to reimburse the Issuer for amounts which the Issuer pays under such Facility Letter of Credit no later than the time specified in this Agreement. If the Borrower does not pay any such Facility Letter of Credit Reimbursement Obligations when due, the Borrower shall be deemed to have immediately requested that the Lenders make a Floating Rate Advance under this Agreement in a principal amount equal to such unreimbursed Facility Letter of Credit Reimbursement Obligations. The Agent shall promptly notify the Lenders of such deemed request and, without the necessity of compliance with the requirements of Sections 2.5 and 4.2, each Lender shall make available to the Agent its Loan in the manner prescribed for Floating Rate Advances. The proceeds of such Loans shall be paid over by the Agent to the Issuer for the account of the Borrowers in satisfaction of such unreimbursed Facility Letter of Credit Reimbursement Obligations, which shall thereupon be deemed satisfied by the proceeds of, and replaced by, such Floating Rate Advance.

         (c) If the Issuer makes a payment on account of any Facility Letter of Credit and is not concurrently reimbursed therefor by the Borrower and if for any reason a Floating Rate Advance may not be made pursuant to paragraph (b) above, then as promptly as practical during normal banking hours on the date of its receipt of such notice or, if not practicable on such date, not later than noon (Chicago time) on the Business Day immediately succeeding such date of notification, each Lender shall deliver to the Agent for the account of the Issuer, in immediately available funds, the purchase price for such Lender's interest in such unreimbursed Facility Letter of Credit Obligations, which shall be an amount equal to such Lender's pro-rata share of such payment. Each Lender shall, upon demand by the Issuer, pay the Issuer interest on such Lender's pro-rata share of such draw from the date of payment by the Issuer on account of such Facility Letter of Credit until the date of delivery of such funds to the Issuer by such Lender at a rate per annum, computed for actual days elapsed based on a 360-day year, equal to the Federal Funds Effective Rate for such period; provided, that such payments shall be made by the Lenders only in the event and to the extent that the Issuer is not reimbursed in full by the applicable Borrower for interest on the amount of any draw on the Facility Letters of Credit.

         (d) At any time after the Issuer has made a payment on account of any Facility Letter of Credit and has received from any other Lender such Lender's pro-rata share of such payment, such Issuer shall, forthwith upon its receipt of any reimbursement (in whole or in part) by the Borrower for such payment, or of any other amount from the Borrower or any other Person in respect of such payment (including, without limitation, any payment of interest or penalty fees and any payment under any collateral account agreement of the Borrower or any Loan Document but excluding any transfer of funds from any other Lender pursuant to Section 2.20.3(b), transfer to such other Lender such other Lender's ratable share of such reimbursement or other amount; provided, that interest and penalty fees shall accrue for the benefit of such Lender from the time such Issuer has made a payment on account of any Facility Letter of Credit; provided, further, that in the event that the receipt by the Issuer of such reimbursement or other amount is found to have been a transfer in fraud of creditors or a preferential payment under the United States Bankruptcy Code or is otherwise required to be returned, such Lender shall promptly return to the Issuer any portion thereof previously transferred by the Issuer to such Lender, but without interest to the extent that interest is not payable by the Issuer in connection therewith.

         2.20.4 Procedure for Issuance. Prior to the issuance of each Facility Letter of Credit, and as a condition of such issuance, the Borrower shall deliver to the Issuer a Reimbursement Agreement signed by such Borrower, together with such other documents or items as may be required pursuant to the terms thereof, and the proposed form and content of such Facility Letter of Credit shall be reasonably satisfactory to the Issuer. Each Facility Letter of Credit shall be issued no earlier than two (2) Business Days after delivery of the foregoing documents, which delivery may be by the Borrower to the Issuer by telecopy, telex or other electronic means followed by delivery of executed originals within five (5) days thereafter. The documents so delivered shall be in compliance with the requirements set forth in Section 2.20.1(b), and shall specify therein (i) the stated amount of the Facility Letter of Credit requested, (ii) the effective date of issuance of such requested Facility Letter of Credit, which shall be a Business Day, (iii) the date on which such requested Facility Letter of Credit is to expire, which shall be a Business Day prior to March 15, 1999, and (iv) the entity for whose benefit the requested Facility Letter of Credit is to be issued, which shall be the Borrower or a Subsidiary (other than an Excluded Subsidiary). The delivery of the foregoing documents and information shall constitute a "Notice of Issuance" for purposes of this Agreement. Subject to the terms and conditions of
    Section 2.20.1 and provided that the applicable conditions set forth in
    Section 4.2 hereof have been satisfied, the Issuer shall, on the requested date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Issuer's usual and customary business practices. In addition, any amendment of an existing Facility Letter of Credit shall be deemed to be an issuance of a new Facility Letter of Credit and shall be subject to the requirements set forth above.

         2.20.5 Nature of the Lenders' Obligations. (a) As between the Borrower and the Lenders, the Borrower assumes all risks of the acts and omissions of, or misuse of the Facility Letters of Credit by, the respective beneficiaries of the Facility Letters of Credit. In furtherance and not in limitation of the foregoing, the Lenders shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of a Facility Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required to be satisfied by any Person other than the Issuer in order to draw upon such Facility Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise;
    (v) errors in the interpretation of technical terms; (vi) the misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or (vii) any consequences arising from causes beyond control of the Issuer.

         (b) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuer under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to the Issuer or any such Person.

         2.20.6 Facility Letter of Credit Fees. The Borrower hereby agrees to pay to the Agent for the account of the Issuer or the Lenders, as applicable, a letter of credit fee with respect to each Facility Letter of Credit from and including the date of issuance thereof until the date such Facility Letter of Credit is fully drawn, cancelled or expired, (a) for the account of the Issuer, computed at the rate of .25% per annum on the aggregate initial face amount of such Facility Letter of Credit and (b) for the ratable account of the Lenders, computed at a rate per annum equal to the Applicable Margin from time to time in effect with respect to Eurodollar Rate Advances, on the aggregate amount from time to time available to be drawn on such Facility Letter of Credit. Such fee payable for the account of the Issuer shall be payable upon the date of issuance of the relevant Facility Letter of Credit. Such fee payable for the account of the Lenders shall be calculated with respect to actual days elapsed on the basis of a 360-day year and shall be payable quarterly in arrears on each Payment Date in each year and upon the expiration, cancellation or utilization in full of any Facility Letter of Credit. In addition to the foregoing, the Borrower agrees to pay the Issuer any other fees customarily charged by it in respect of standby Letters of Credit issued by it.

     2.21. Extension of Facility Termination Date. (a) At the request of the Borrower, as of an extension date designated by the Borrower and subject to the satisfaction of the following conditions on or prior to June 30, 1994, the Facility Termination Date shall be extended to March 15, 1999:

         (i) the representations and warranties contained in Article V are true and correct as of such extension date except for changes in the Schedules hereto (submitted to the Agent and each Lender in writing by the Borrower) reflecting transactions permitted by this Agreement; provided, however, that, solely for purposes of this Section 2.21(a)(i) and without influence on or prejudice to the interpretation of such term for any other purpose at any other time, all references to the term "Material Adverse Effect" contained in Article V shall, with respect to subsections (a) and (b) (but not (c)) of the definition of such term, be deemed to refer to an event, condition or state of facts the probable adverse economic impact of which on the Borrower and its Subsidiaries taken as a whole is $7,500,000 or more, determined on an after-tax basis;

         (ii) there exists no Default or Unmatured Default as of such extension date, either before or after giving effect to such extension;

         (iii) the Borrower and its Subsidiaries (other than an Excluded Subsidiary) shall have executed and delivered or caused to be delivered to the Lenders, and shall have complied with the terms of, such security agreements, mortgages, pledge agreements, financing statements, opinions of counsel, Lien search results, title reports, lenders' loss payee endorsements, certificates, and other security instruments and documents as the Required Lenders and the Agent shall have reasonably requested in order to establish and perfect in favor of the Agent for the benefit of the Agent and the Lenders a first (subject only to Permitted Liens) security interest in and Lien upon all the assets of the Borrower and its domestic Subsidiaries (other than an Excluded Subsidiary);

         (iv) the collateral and security delivered pursuant to clause (iii) above shall secure all of (A) the Obligations and (B) the obligations of the Borrower to NBD Bank, N.A. ("NBD") under that certain Reimbursement Agreement, dated as of November 1, 1992, made by the Borrower in favor of NBD, as amended, supplemented, restated or otherwise modified from time to time (the "NBD Reimbursement Obligations"). The Borrower, the Agent, NBD and the other Lenders hereby agree that such security and collateral shall secure the Obligations and the NBD Reimbursement Obligations on a pari passu basis.

     (b) At the request of the Borrower, as of an extension date designated by the Borrower and subject to the satisfaction of the following conditions on or prior to June 30, 1994, the Facility Termination Date shall be extended to March 15, 1999:

         (i) the representations and warranties contained in Article V are true and correct as of such extension date except for changes in the Schedules hereto (submitted to the Agent and each Lender in writing by the Borrower) reflecting transactions permitted by this Agreement; provided, however, that, solely for purposes of this Section 2.21(b)(i) and without influence on or prejudice to the interpretation of such term for any other purpose at any other time, all references to the term "Material Adverse Effect" contained in Article V shall, with respect to subsections (a) and (b) (but not (c)) of the definition of such term, be deemed to refer to an event, condition or state of facts the probable adverse economic impact of which on the Borrower and its Subsidiaries taken as a whole is $7,500,000 or more, determined on an after-tax basis;

         (ii) there exists no Default or Unmatured Default as of such extension date, either before or after giving effect to such extension;

         (iii) the Borrower shall have received net cash proceeds of at least $250,000,000 from the sale of the Subordinated

         Notes, which proceeds have been used to repay in full all Indebtedness of SPT as described on Schedule 2.21(b)(iii);

         (iv) the Borrower shall have delivered to the Agent a copy of the Subordinated Debt Documents; and

          (v)  SPT shall have executed a Subsidiary Guaranty.

     (c) In the event of an extension of the Facility Termination Date pursuant to Section 2.21(a), then contemporaneously with such extension, without any further action by the parties, this Agreement shall be amended as set forth on Schedule 2.21(c)(i) hereto. In the event of an extension of the Facility Termination Date pursuant to Section 2.21(b), then contemporaneously with such extension, without any further action by the parties, (i) this Agreement shall be amended as set forth on Schedule 2.21(c)(ii) hereto, and
(ii) SPT shall no longer constitute an Excluded Subsidiary, and all references herein or in any other Loan Document to the terms "other than an Excluded Subsidiary", "except for any Excluded Subsidiary" or words of similar import shall be deemed deleted in their entirety and shall be of no further force and effect.


                                  ARTICLE III

                            CHANGE IN CIRCUMSTANCES


     3.1. Yield Protection. If, after the date hereof, the adoption of any change in any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

     (a) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of any Lender or applicable Lending Installation imposed by the jurisdiction in which such Lender or Lending Installation is incorporated or has its principal place of business), or changes the basis of taxation of principal, interest or any other payments to any Lender or Lending Installation in respect of its Loans, its interest in the Facility Letters of Credit or other amounts due it hereunder, or

     (b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

     (c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or issuing Facility Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Loans or Facility Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Loans held, Facility Letters of Credit issued or participated in or interest received by it, or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or resulting in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans, its interest in the Facility Letters of Credit, and its Commitment.

     3.2. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans, its interest in the Facility Letters of Credit, or its obligation to make Loans or participate in or issue Facility Letters of Credit hereunder (after taking into account such Lender's policies as to capital adequacy). "Change" means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines, or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

     3.3. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Advances at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available, or (b) the interest rate applicable to a Type of Advance does not accurately or fairly reflect the cost of maintaining such Advance, then the Agent shall suspend the availability of the affected Type of Advance and require any Eurodollar Advances of the affected Type to be repaid.

     3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify the Agent and each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Advance.

     3.5. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Advances to reduce any liability of the Borrower to such Lender under Sections 3.1 and 3.2 or to avoid the unavailability of a Type of Advance under Section 3.3, so long as such designation is not disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Sections 3.1, 3.2 or 3.4. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Advances shall be calculated as though each Lender funded its Eurodollar Advances through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of the written statement. The obligations of the Borrower under Sections 3.1, 3.2 and 3.4 shall survive payment of the Obligations and termination of this Agreement.


                                  ARTICLE IV

                             CONDITIONS PRECEDENT

     4.1. Initial Loan and Facility Letter of Credit. The Lenders shall not be required to make the initial Revolving Credit Advance and the Issuer shall not be required to issue any Facility Letter of Credit hereunder unless the Borrower has furnished to the Agent with sufficient copies for the Lenders:

     (a) Charter Documents. Copies of the certificate of incorporation of the Borrower, together with all amendments, and a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation.


     (b) By-Laws and Resolutions. Copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors' resolutions authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is a party.

     (c) Secretary's Certificate. An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signature of the officers of the Borrower authorized to sign the Loan Documents and to make borrowings hereunder, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

     (d) Officer's Certificate. A certificate, dated the initial Borrowing Date, signed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Agent, to the effect that: (i) on the initial Borrowing Date (both before and after giving effect to the consummation of the Acquisition and the making of the Loans and the issuance of any initial Facility Letters of Credit hereunder) no Default or Unmatured Default has occurred and is continuing; (ii) no injunction or temporary restraining order which would prohibit the making of the Loans or the consummation of any of the transactions contemplated by any of the Transaction Documents (collectively the "Closing Transactions"), or other litigation which could reasonably be expected to have a Material Adverse Effect is pending or, to the best of such Person's knowledge, threatened; (iii) all orders, consents, approvals, licenses, authorizations, or validations of, or filings, recordings or registrations with, or exemptions by, any governmental or public body or authority, or any subdivision thereof, required to make or consummate the Closing Transactions have been or, prior to the time required, will have been, obtained, given, filed or taken and are or will be in full force and effect (or the Borrower has obtained effective judicial relief with respect to the application thereof) and that all applicable waiting periods have expired; (iv) the Transaction Documents are in full force and effect and no term or condition thereof has been amended, modified or waived after the execution thereof except with the written consent of the Agent; (v) the Borrower has not failed to perform any material obligation or covenant required in connection with any Closing Transaction to be performed or complied with by it on or before the initial Borrowing Date; (vi) each of the representations and warranties set forth in
Article V of this Agreement is true and correct on and as of the date hereof;
(vii) since December 31, 1993, (A) no event or change has occurred that has caused or evidences a Material Adverse Effect and (B) there has been no material adverse change in the business, condition

(financial or otherwise), operations, performance, properties or prospects of SPT; and (viii) no event or change has occurred which has caused or evidenced a material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries from that reflected in the December 31, 1993 pro forma financial statements dated January 26, 1994, copies of which have previously been delivered to the Lenders.

     (e) Legal Opinions. A written opinion of Gardner, Carton & Douglas, counsel to the Borrower, addressed to the Agent and the Lenders in form and substance acceptable to the Agent and its counsel, it being understood that, as to certain matters of Michigan law and certain other matters, Gardner, Carton & Douglas may rely upon the opinion of James M. Sheridan, Esq., General Counsel of the Borrower.

     (f) Revolving Credit Notes. Revolving Credit Notes payable to the order of each of the Lenders duly executed by the Borrower.

     (g) Loan Documents. Executed originals of this Agreement and each of the Loan Documents, which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

     (h) Letters of Direction. Written money transfer instructions with respect to the initial Advances and to future Advances in form and substance acceptable to the Agent and its counsel addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

     (i) Purchase Agreement. A copy of the Purchase Agreement and any amendments, supplements and modifications thereto certified as true and complete by an Authorized Officer of the Borrower.

     (j)  Accountant's Letter.  A signed letter from Arthur Andersen & Co.
in form and substance satisfactory to the Agent acknowledging that the Lenders may rely on current audited financial statements audited by such firm and may communicate directly with such auditors.

     (k) Subsidiary Charter Documents. With respect to each Subsidiary listed on Schedule 4.1(k) hereto, copies of the articles, certificates of incorporation, partnership agreement or other charter documents of each such Subsidiary, together with all amendments, and, to the extent applicable, a certificate of good standing, both certified by the appropriate governmental officer in its jurisdiction of incorporation.

     (l)  Subsidiary By-Laws and Resolutions.  With respect to each
Subsidiary listed on Schedule 4.1(k) hereto, copies, certified by the Secretary or Assistant Secretary of each Subsidiary of the Borrower (including any Excluded Subsidiary), of its by-laws and Board of Directors' resolutions of such Subsidiary (and resolutions of other bodies, if any are deemed necessary by counsel for the Agent) authorizing the execution, delivery and performance of the Loan Documents, if any, to which each such Subsidiary is a party.

     (m) Subsidiary Secretary's Certificate. An incumbency certificate, executed by the Secretary or Assistant Secretary of each Subsidiary of the Borrower, which shall identify by name and title and bear the signature of the officers of each such Subsidiary authorized to sign the Loan Documents, if any, to which it is a party. The Agent and the Lenders shall be entitled to rely upon such certificate until informed of any change in writing by the Borrower.

     (n) Repayment of Indebtedness and Lien Terminations. Evidence satisfactory to the Agent that all of the Indebtedness described on Schedule
6.2 which is to be repaid on the date hereof, if any, has been repaid in full, the related loan documents have been terminated and all Liens securing any such Indebtedness have been released.

     (o) Environmental Information and Reports. Such environmental information and reports (the substance or findings of which shall be satisfactory to the Agent) as the Agent may request with respect to the real property owned or leased by the Borrower or its Subsidiaries.

     (p) Other. Such other documents as the Agent, any Lender or their counsel may have reasonably requested.

     4.2. Each Advance and Facility Letter of Credit. The Lenders shall not be required to make any Advance and the Issuer shall not be obligated to issue any Facility Letter of Credit, unless on the applicable Borrowing Date:

     (a) There exists no Default or Unmatured Default and none would result from such Advance or the issuance of such Facility Letter of Credit;

     (b) The representations and warranties contained in Article V are true and correct as of such Borrowing Date except for changes in the Schedules hereto (submitted to the Agent and each Lender in writing by the Borrower) reflecting transactions permitted by this Agreement;

     (c) A Borrowing Notice or Notice of Issuance shall have been properly submitted;

     (d) All legal matters incident to the making of such Advance or issuance of such Facility Letter of Credit shall be satisfactory to the Lenders and their counsel; and


     (e) If such Advance is to be made from amounts withheld in the Debt Repayment Reserve, the proceeds of such Advance shall be used by the Borrower solely to repay Existing Borrower Indebtedness.

     Each Borrowing Notice with respect to each such Advance and each Notice of Issuance with respect to each Facility Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions contained in
Section 4.2 have been satisfied. Any Lender may require a duly completed compliance certificate in substantially the form of Exhibit B hereto as a condition to making an Advance or the issuance of a Facility Letter of Credit.

                                   ARTICLE V

                        REPRESENTATIONS AND WARRANTIES


     The Borrower represents and warrants to the Lenders that, both before and after giving effect to the Closing Transactions:

     5.1. Corporate or Partnership Existence and Standing. Each of the Borrower and each Subsidiary (other than SPT and SPT Europe) is a corporation duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is duly qualified and in good standing as a foreign corporation and is duly authorized to conduct its business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Each of SPT and SPT Europe is a limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and is duly authorized to conduct its business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

     5.2. Authorization and Validity. The Borrower and each Subsidiary have all requisite power and authority (corporate and otherwise) and legal right to execute and deliver (or file, as the case may be) each of the Loan Documents and the other Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery (or filing, as the case may be) by the Borrower and each Subsidiary of the Loan Documents and the other Transaction Documents to which it is a party and the performance of their respective obligations thereunder have been duly authorized by proper corporate or partnership proceedings, as applicable, and the Loan Documents and the other Transaction Documents constitute legal, valid and binding obligations of the Borrower or such Subsidiary, as applicable, enforceable against the

Borrower or such Subsidiary, as applicable, in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

     5.3. Compliance with Laws and Contracts. To the best of their knowledge, the Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Neither the execution and delivery by the Borrower and each Subsidiary of the Loan Documents and the other Transaction Documents to which it is a party, the application of the proceeds of the Loans, the consummation of the Closing Transactions or any other transaction contemplated in the Loan Documents or the other Transaction Documents, nor compliance with the provisions of the Loan Documents or the other Transaction Documents will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulations G, T. U or X), order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower's or any Subsidiary's charter, articles or certificate of incorporation or by-laws or partnership agreement, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder (other than defaults with respect to the Indebtedness set forth in Schedule 6.2 which is to be repaid within thirty days of the date hereof), or result in the creation or imposition of any Lien (other than Liens permitted by, the Loan Documents) in, of or on the property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders or partners of any Person, except for approvals or consents which will be obtained on or before the initial Advance and are disclosed on
Schedule 5.3, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

     5.4. Governmental Consents. No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents or the Transaction Documents, the application of the proceeds of the Loans or the consummation of the Acquisition or any other transaction contemplated in the Loan Documents or the Transaction Documents. Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such Subsidiary, in each case the consequences of which default or violation could reasonably be expected to have a Material Adverse Effect. No filings were required to be made with respect to the Acquisition under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     5.5. Financial Statements.  The Borrower has heretofore furnished to each of the Lenders (a) the December 31, 1992 audited consolidated financial statements of the Borrower and its Subsidiaries, and (b) the unaudited consolidated financial statements of the Borrower and its Subsidiaries through September 30, 1993 (collectively, the "Financial Statements"). The pro forma balance sheet and related profit and loss statement (the "Pro Forma") of the Borrower and its Subsidiaries on a consolidated basis as of December 31, 1993, dated January 26, 1994, has previously been delivered to the Lenders. As of the date of this Agreement, and to the best of Borrower's knowledge, except for adjustments which would be necessary to give effect to the repayment or refinancing of indebtedness of SPX Credit expressly contemplated hereby and to give effect to an extension of the Existing Receivables Financing, the Pro Forma contains all pro forma adjustments appropriate to reflect the Closing Transactions and the other transactions and actions contemplated by this Agreement, the Loan Documents and the Transaction Documents, and such pro forma adjustments have been properly applied to the historical amounts in the
compilation of the Pro Forma.   Each of the Financial Statements was prepared
in accordance with Agreement Accounting Principles and fairly presents the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

     5.6. Material Adverse Change. Since December 31, 1993, no event or change has occurred which has caused or evidences a Material Adverse Effect.

     5.7. Taxes. The Borrower and its Subsidiaries have filed or caused to be filed on a timely basis and in correct form all United States federal and applicable foreign, state and local tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United

States income tax returns of the Borrower on a consolidated basis have been audited by the Internal Revenue Service through Fiscal Year 1987. All years subsequent to 1987 are open and subject to audit. No tax Liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with Agreement Accounting Principles.

     5.8. Litigation and Contingent Obligations. There is no litigation, arbitration, proceeding, inquiry or governmental investigation (including, without limitation, by the Federal Trade Commission) pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary or any of their respective properties except as set forth on Schedule 5.8, and no such matter set forth therein could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of the Loans or Advances under this Agreement. Neither the Borrower nor any Subsidiary has any material contingent obligations except as set forth on Schedule 5.8. The Borrower is not obligated, contingently or otherwise, to make additional Investments in any entity in which it currently has a direct or indirect equity interest.

     5.9. Capitalization. Schedule 5.9 hereto contains (a) an accurate description of the Borrower's capitalization and (b) an accurate list of all of the existing Subsidiaries as of the date of this Agreement, setting forth their respective jurisdictions of incorporation or formation and the percentage of their capital stock owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock of the Borrower and of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, and all such shares of each such Subsidiary are free and clear of all Liens, other than the Liens created by the Loan Documents. No authorized but unissued or treasury shares of capital stock of the Borrower or any Subsidiary are subject to any option, warrant, right to call or commitment of any kind or character, except as set forth on Schedule 5.9 hereto. Except as set forth on Schedule 5.9, neither the Borrower nor any Subsidiary has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any right issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its capital stock or any stock or securities convertible into or exchangeable for any of its capital stock other than as expressly set forth in the certificate or articles of incorporation, or partnership agreement, of the Borrower or such Subsidiary. Neither the Borrower nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any convertible securities, rights or options of the type described in the preceding sentence except as otherwise set forth on Schedule 5.9. References in this section to "capital stock" and shares shall, with respect to any Subsidiary which is a partnership, be deemed references to partnership interests.

     5.10. ERISA. Except as disclosed on Schedule 5.10, neither the Borrower nor any other member of the Controlled Group maintains any Single Employer Plans, and no Single Employer Plan has any Unfunded Liability.
Neither the Borrower nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan. Each Plan complies in all material respects with all applicable requirements of law and regulations. Neither the Borrower nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the IRC or Section 302 of ERISA or the terms of such Plan. There are no pending or, to the knowledge of the Borrower, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Borrower or any member of the Controlled Group with respect to a Plan which could reasonably be expected to have a Material Adverse Effect. The Borrower has not engaged in any prohibited transaction (as defined in Section 4975 of the IRC or Section 406 of ERISA) in connection with any Plan which would subject the Borrower to any material liability. Within the last five years neither the Borrower nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Liability being transferred out of the Controlled Group which could reasonably be expected to have a Material Adverse Effect. No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which is subject to Title IV of ERISA.

     5.11. Defaults. No Default or Unmatured Default has occurred and is continuing.

     5.12. Federal Reserve Regulations. Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock.
No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation G, Regulation T, Regulation U or Regulation X. Neither the making of any Advance hereunder, the use of the proceeds thereof, nor any other aspect of the financing of the Acquisition, will violate or be inconsistent with the provisions of Regulation G, Regulation T, Regulation U or Regulation X. Following the application of the proceeds of the Loans, less than 25% of the value (as determined by any reasonable method) of the assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder taken as a whole have been, and will continue to be, represented by Margin Stock.

     5.13. Investment Company. Neither the Borrower nor any Subsidiary is, or after giving effect to any Advance will be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     5.14. Certain Fees. Other than as disclosed on Schedule 5.14, no broker's or finder's fee or commission was, is or will be payable by the Borrower or any Subsidiary with respect to any of the transactions (including, without limitation, the Acquisition) contemplated by this Agreement or the Transaction Documents. The Borrower hereby agrees to indemnify the Agent and the Lenders against and agrees that it will hold each of them harmless from any claim, demand or liability for broker's or finder's fees or commissions alleged to have been incurred by the Borrower in connection with any of the transactions (including, without limitation, the Acquisition) contemplated by this Agreement or the Transaction Documents and any expenses (including, without limitation, attorneys' fees and time charges of attorneys for the Agent or any Lender, which attorneys may be employees of the Agent or any Lender) arising in connection with any such claim, demand or liability.

     5.15. Solvency. As of the date hereof, after giving effect to the consummation of the transactions contemplated by the Loan Documents and the Transaction Documents and the payment of all fees, costs and expenses payable by the Borrower with respect to the transactions contemplated by the Loan Documents and the Transaction Documents, each of the Borrower and each Subsidiary is Solvent.

     5.16. Ownership of Properties. Except as set forth on Schedule 5.16 hereto, the Borrower and its Subsidiaries have a subsisting leasehold interest in, or good and marketable title to, free of all Liens, other than those permitted by Section 6.18 or by any of the other Loan Documents, all of the properties and assets reflected in the Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof. To the knowledge of the Borrower, there are no actual, threatened or alleged defaults with respect to any leases of real property under which the Borrower or any Subsidiary is lessee or lessor which could reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries own or possess rights to use all licenses, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to continue to conduct their business as heretofore conducted, and no such license, patent or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for challenges which could not reasonably be expected to have a Material
Adverse Effect.

     5.17. Indebtedness. Attached hereto as Schedule 5.17 is a complete and correct list of all Indebtedness of the Borrower and its Subsidiaries outstanding on the date of this Agreement (other than Indebtedness in a principal amount not exceeding $100,000 for a single item of Indebtedness and $1,000,000 in the aggregate for all such Indebtedness listed), showing the aggregate principal amount which was outstanding on such date after giving effect to the making of the Loans. The Borrower has delivered or caused to be delivered to the Lenders a true and complete copy of each instrument evidencing any Indebtedness listed on Schedule 5.17 and of each document pursuant to which any of such Indebtedness was issued. All Indebtedness of SPT and SPT Europe is non-recourse to the Borrower except as indicated on Schedule 5.17.

     5.18. Post-Retirement Welfare Benefits. As of December 31, 1993, the present value of the expected cost of post-retirement medical and insurance benefits payable by the Borrower and its Subsidiaries to its employees, as estimated by the Borrower in accordance with procedures and assumptions deemed reasonable by the Agent, does not exceed $89,300,000.

     5.19. Employee Controversies. There are no strikes, work stoppages or controversies pending or threatened between the Borrower or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business, which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     5.20. Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate or partnership restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

     5.21. Acquisition Documents. The Borrower has delivered to each of the Lenders true, complete and correct copies of the Acquisition Documents (including all schedules, exhibits, annexes, amendments, supplements, modifications, and all other documents delivered pursuant thereto or in connection therewith). The Acquisition Documents as originally executed and delivered by the parties thereto have not been amended, waived, supplemented or modified without the consent of the Required Lenders. Neither the Borrower nor any other party thereto is in default in the performance of or compliance with any provisions thereof. Each of the representations and warranties of the parties in the Acquisition Documents is true and correct in all material aspects as of the date hereof. The Acquisition has been consummated in accordance with applicable laws and regulations and the terms of the Purchase Agreement.

     5.22. Environmental Laws. Except as disclosed in responses to a questionnaire previously submitted to the Lenders by the Borrower (the "Environmental Questionnaire"), there are no claims, investigations, litigation, administrative proceedings, notices, requests for information, whether pending or, to the knowledge of Borrower, threatened, or judgments or orders asserting violations of applicable federal, state and local environmental, health and safety statutes, regulations, ordinances, codes, rules, orders, decrees, directives and standards ("Environmental Laws") or relating to any toxic or hazardous waste, substance or chemical or any pollutant, contaminant, chemical or other substance defined or regulated pursuant to any Environmental Law, including, without limitation, asbestos, petroleum, crude oil or any fraction thereof ("Hazardous Materials") asserted against the Borrower or any of its Subsidiaries, except in each case for matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Environmental Questionnaire, to the best knowledge of Borrower, neither the Borrower nor any Subsidiary has caused or permitted any Hazardous Materials to be released, either on or under real property, currently or formerly, legally or beneficially owned or operated by the Borrower or any Subsidiary or on or under real property to which the Borrower or any of its Subsidiaries transported, arranged for the transport or disposal of, or disposed of Hazardous Materials in violation of Environmental Laws, except in each case for matters which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No real property currently or formerly owned or operated by the Borrower or any Subsidiary has ever been used as a dump or disposal site or as a treatment or storage site for Hazardous Materials. The Borrower and each of its Subsidiaries (i) have obtained and are in substantial compliance with all permits, certificates, licenses, approvals and other authorizations ("Environmental Permits") required for the operation of their business and (ii) have filed all required notifications or reports relating to chemical substances, air emissions, effluent discharges and the storage, treatment, transport and disposal of Hazardous Materials, except where the failure to so file any such notification or report could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in the Environmental Questionnaire, as of the date hereof, the Borrower and its Subsidiaries do not have liabilities exceeding $100,000 in the aggregate for all of them with respect to compliance with applicable Environmental Laws and Environmental Permits or related to the generation, treatment, storage, disposal, release, investigation or cleanup of Hazardous Materials, and no facts or circumstances exist which could give rise to such liabilities with respect to compliance with applicable Environmental Laws and Environmental Permits and the generation, treatment, storage, disposal, release, investigation or cleanup of Hazardous Materials.
The operation and production of the Borrower and its Subsidiaries will not be materially adversely impacted or affected by the compliance by any such Person with applicable Environmental Laws and Environmental Permits or related to the generation, treatment, storage, disposal, release, investigation or cleanup of Hazardous Materials.

     5.23. Insurance. The property, casualty and other insurance in existence and carried by the Borrower and its Subsidiaries complies with the requirements of Section 6.6.

     5.24. Disclosure. None of (a) the information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Agent or to any Lender in connection with the negotiation of the Loan Documents, or (b) the representations or warranties of the Borrower or any Subsidiary contained in this Agreement, the other Loan Documents, the Transaction Documents or any other document, certificate or written statement furnished to the Agent or the Lenders by or on behalf of the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement or the Transaction Documents, as the case may be, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. The pro forma financial information contained in such materials is based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made. There is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.


                                  ARTICLE VI

                                   COVENANTS

     During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

     6.1. Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and furnish to the Lenders:

          (a) As soon as practicable and in any event within 90 days after the close of each of its fiscal years (or, in the case of the fiscal year ended December 31, 1993 only, 120 days after the close of such fiscal year), an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated and consolidating basis (consolidating statements need not be certified by such accountants) for itself and its Subsidiaries (it being acknowledged and agreed that for purposes of the financial statements required to be delivered under this Section 6.1, any reference to financial statements prepared "on a consolidating basis" or words of similar import shall be deemed to require only that such financial statements be prepared for each of the Borrower, SPT and SPX Credit on a stand-alone basis), including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants, (ii) a certificate of said accountants that, in the course of the examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof, and (iii) a letter from said accountants addressed to the Lenders acknowledging that the Lenders are extending credit in primary reliance on such financial statements and authorizing such reliance.

         (b) As soon as practicable and in any event within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss and reconciliation of surplus statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

         (c) As soon as available, but in any event not later than the last Business Day in February of each year, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Borrower and its Subsidiaries for the next fiscal year.

         (d)  Together with the financial statements required by clauses (a) and
(b) above, a compliance certificate in substantially the form of Exhibit B hereto signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

         (e) Within 330 days after the close of each fiscal year, a copy of the Schedule B attached to the Annual Return Form 5500 for such year for each Single Employer Plan and the detailed information on reconciliation of funded status as prepared under SFAS 87 for such year.

         (f) As soon as possible and in any event within 10 days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

         (g) As soon as possible and in any event within 20 days after receipt by the Borrower, a copy of (i) any notice, claim, complaint or order to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Hazardous Materials into the environment or requiring that action be taken to respond to or clean up a Release of Hazardous Materials into the environment, and (ii) any notice, complaint or citation alleging any violation of any Environmental Law or Environmental Permit by the Borrower or any of its Subsidiaries. Within 20 days of the Borrower or any Subsidiary having knowledge of the proposal, enactment or promulgation of any Environmental Law which could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with written notice thereof.

         (h) Promptly upon the filing or availability thereof, as applicable, copies of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to stockholders generally and of each registration statement (exclusive of exhibits) or prospectus and annual, quarterly, monthly or other regular report which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any successor agency.

         (i) Promptly and in any event within 20 days after learning thereof, notification of (i) any tax assessment, demand, notice of proposed deficiency or notice of deficiency received by the Borrower or any other Consolidated Person or (ii) the filing of any tax Lien or commencement of any judicial proceeding by or against any such Consolidated Person, if any such assessment, demand, notice, Lien or judicial proceeding relates to tax liabilities in excess of ten percent (10%) of the Consolidated Net Worth as of the date of such notice.

         (j) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

     6.2. Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of the Revolving Credit Advances to repay in full the indebtedness identified on Schedule 6.2 (which schedule shall describe, with respect to each such item of Indebtedness, the holder(s) of such Indebtedness, the principal amount thereof, the date on or prior to which such Indebtedness shall be repaid in full (which shall be no later than thirty days following the date hereof), the estimated maximum amount required to repay and discharge such Indebtedness in full on such anticipated repayment date, including all accrued and unpaid interest, fees and expenses, and the Liens, if any, securing such Indebtedness), to meet the working capital needs of the Borrower and its Subsidiaries and to repay outstanding Advances and Reimbursement Obligations and otherwise in compliance with the terms and conditions of this Agreement. The Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, use any of the Facility Letters of Credit or the proceeds of any Advances to purchase or carry any "margin stock" (as defined in Regulation U).

     6.3. Notice of Default. The Borrower will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or other, which could reasonably be expected to have a Material Adverse Effect.

     6.4. Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and to do all things necessary to remain duly incorporated or organized, validly existing and in good standing as a domestic corporation or limited partnership in its jurisdiction of incorporation or formation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided, however, that nothing in this
Section 6.4 shall prevent the abandonment or termination of the Borrower's authorization to do business in any foreign jurisdiction or of the corporate existence, rights and franchises of any Subsidiary if such abandonment or termination is in the best interests of the Borrower and not disadvantageous in any material respect to the Lenders.

     6.5. Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside; provided, however, that any such tax, assessment, charge or levy need not be paid if (i) the same shall currently be contested in good faith in proceedings which are, in the opinion of the Borrower, appropriate; (ii) the Borrower or such Subsidiary shall have provided accruals which, in the opinion of independent public accountants for the Borrower, are adequate to pay and discharge any such tax, assessment, charge, levy or indebtedness which could reasonably be anticipated at the time of their examination; and (iii) no proceedings shall have been commenced to foreclose any Lien which may have attached as security therefor.

     6.6. Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice; provided, however, that the Borrower or any such Subsidiary may effect workmen's compensation insurance with respect to operations in any particular jurisdiction through an insurance fund operated by such jurisdiction. Except as aforesaid, all such insurance shall be carried with insurers of good standing. Anything in this Section 6.6 to the contrary notwithstanding, all insurance policies required to be maintained by this
Section 6.6 may contain or be subject to co-insurance, deductibles or similar clauses or exclusions which in effect result in self-insurance or retention of risks in amounts customary in the Borrower's industry. The Borrower will furnish to the Agent and any Lender upon request full information as to the insurance carried.

     6.7. Compliance with Laws. The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     6.8. Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided, however, that, subject to the provisions of Section 6.13, nothing in this Section 6.8 shall prevent the retirement, sale or other disposition of any property of the Borrower or any such Subsidiary no longer used or useful in the conduct of its respective businesses if such retirement, sale or other disposition is in the best interests of the Borrower and not disadvantageous in any material respect to the Lenders.

     6.9. Inspection. The Borrower will, and will cause each Subsidiary to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate or partnership books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate. The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles consistently applied.

     6.10. Capital Stock and Dividends. The Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock or partnership interests (other than dividends payable in its own capital stock or partnership interests) or redeem, repurchase or otherwise acquire or retire any of its capital stock or partnership interests at any time outstanding, except that (a) any Subsidiary may declare and pay dividends or make distributions to the Borrower and (b) the Borrower may declare and pay dividends, make distributions and redeem, repurchase, reacquire or retire its capital stock (each a "Restricted Payment") so long as no Default or Unmatured Default has occurred and is continuing either before or after giving effect thereto; provided, however, that at any time that the Standard & Poors Corporation credit rating for the Borrower's long term unsecured debt (without credit enhancement) is not BBB or better, no Restricted Payment may be made which, when added to all Restricted Payments paid in the preceding twelve months, would exceed 10% of the Borrower's EBITDA for such twelve month period; provided, however, that, notwithstanding the foregoing, nothing herein shall prevent (i) the Borrower or any Subsidiary from making any Restricted Payments in the form of dividends (x) in an aggregate amount of $8,000,000, which dividends shall be declared on or prior to March 31, 1995 and paid on or before June 30, 1995, and (y) within 90 days after the date of declaration thereof, if as of the date of such declaration, the provisions of this Section 6.10 shall have been complied with, or (ii) SPT from making Restricted Payments in an aggregate amount not in excess of $3,000,000 in order to redeem or repurchase partnership interests held by members of SPT's management.

     6.11. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

          (a)  the Loans;

          (b)  Indebtedness existing on the date hereof and described in
Schedule 5.17 hereto, including any refundings or refinancings of working capital Indebtedness of foreign Subsidiaries of the Borrower described on such Schedule, so long as the amount of such Indebtedness so refunded or replaced does not exceed the amount committed with respect thereto as of the date hereof, provided that any such Indebtedness consisting of Existing Borrower Indebtedness shall be repaid in full on or prior to the repayment date with respect thereto set forth on Schedule 6.2;

          (c)  the Subordinated Notes;

          (d)  Rate Hedging Obligations related to the Loans;

          (e) Indebtedness secured by Liens permitted by Section 6.18(h) hereof;

     (f) Indebtedness of any Subsidiary owing to the Company or any other Subsidiary, if permitted by Section 6.16 hereof;

     (g) Indebtedness of the Borrower pursuant to the Existing Receivables Financing;

     (h) Indebtedness of the Borrower pursuant to an Incremental Receivables Financing, so long as (i) at the time such Indebtedness is incurred and after giving effect thereto, no Default or Unmatured Default has occurred and is continuing, and (ii) the aggregate amount of such Indebtedness permitted under this clause (h) shall not exceed the lesser of (x) $24,100,000 minus the aggregate amount of any Indebtedness consisting of a SPX Credit Lease Financing incurred pursuant to clause (i) below, and (y) $50,000,000 minus the aggregate amount of Investments and Purchases permitted pursuant to Section 6.16(h) as of the date such Indebtedness is incurred;

     (i) Indebtedness of SPX Credit pursuant to an SPX Credit Lease
Financing, so long as (i) at the time such Indebtedness is incurred and after giving effect thereto, no Default or Unmatured Default has occurred and is continuing, and (ii) the aggregate amount of such Indebtedness permitted under this clause (i) shall not exceed the lesser of (x) $24,100,000 minus the aggregate amount of any Indebtedness consisting of an Incremental Receivables Financing incurred pursuant to clause (h) above, and (y) $50,000,000 minus the aggregate amount of Investments and Purchases permitted pursuant to Section 6.16(h) as of the date such Indebtedness is incurred;

     (j) Indebtedness of the Borrower not in excess of $5,000,000 at any time outstanding incurred pursuant to an unsecured revolving facility reasonably acceptable to the Agent; and

     (k) Indebtedness of foreign Subsidiaries of the Borrower incurred for working capital purposes, the obligations in respect of which are supported by Facility Letters of Credit issued hereunder at the request of the Borrower and for the Borrower's account.

     6.12. Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Subsidiary may merge into the Borrower or any Wholly-Owned Subsidiary of the Borrower; (b) subject to Section 6.16 hereof, any Subsidiary may merge or consolidate with any corporation other than the Borrower or any Wholly-Owned Subsidiary, provided that (i) the surviving, continuing or resulting corporation shall be a Wholly-Owned Subsidiary and (ii) immediately after such merger or consolidation Borrower would not be in default under this Agreement; and (c) any Subsidiary may merge or consolidate with any other corporation other than the Borrower or a Wholly-Owned Subsidiary in a merger or consolidation in which the surviving, continuing or resulting corporation shall not be a Subsidiary if and so long as the Property represented thereby, together with all Property disposed of pursuant to Section 6.13 hereof and all Property disposed of pursuant hereto, does not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries. Without limitation of the foregoing, during the Interim Facility Term or the Permanent Facility Term (i) SPT Europe shall not be merged or consolidated with or into, or its assets transferred to, SPT and (ii) no Excluded Subsidiary shall be merged or consolidated with, or its assets transferred to, the Borrower or any of its other Subsidiaries.

     6.13. Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell, transfer or otherwise dispose of its Property, to any other Person except for (a) sales of inventory in the ordinary course of business, and (b) leases, sales, transfers or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory sold in the ordinary course of business) as permitted by this Section 6.13 since the date hereof do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries.

     6.14. Sale of Accounts.  Except with respect to the Existing
Receivables Financings or any Incremental Receivables Financings or SPX Credit Lease Financings permitted hereunder, the Borrower will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

     6.15. Sale and Leaseback.  Except as otherwise permitted by Section
6.18 hereof, the Borrower will not, nor will it permit any Subsidiary to, sell or transfer any of its Property in order to concurrently or subsequently lease as lessee such or similar Property.

     6.16. Investments and Purchases. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including, without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Purchases of any Person, except:

     (a) Short-term obligations of, or fully guaranteed by, the United States of America;

     (b) Commercial paper rated A-l or better by Standard and Poor's Corporation or P-l or better by Moody's Investors Service, Inc.;

          (c) Demand deposit accounts maintained in the ordinary course of business;

          (d) Certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000;

          (e) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.16 hereto;

          (f) Investments in any mutual fund organized under the Investment Company Act of 1940 which invests only in instruments described in clauses (a),
(b), and (d) above;

          (g) Additional Investments in SPT (i) of up to $10,000,000 in the aggregate so long as SPT is party to a Subsidiary Guaranty; provided that no such Investments shall be made during the Interim Facility Term or the Permanent Facility Term and (ii) upon issuance of the Subordinated Notes, in an aggregate amount not in excess of that required to repay in full the existing Indebtedness of SPT described on Schedule 2.21(b)(iii), so long as the proceeds of all such Investments are used by SPT to fully repay such Indebtedness;

          (h) Investments or Purchases during the term of this Agreement by the Borrower or its Subsidiaries in an aggregate amount not exceeding $50,000,000 (subject to the proviso set forth below), so long as at the time of any such Investment or Purchase and after giving effect thereto, no Default or Unmatured Default has occurred and is continuing; provided however, that (i) until the term of the Existing Receivables Financing has been extended (the "Extension") to at least March 1, 1997, no Investments or Purchases shall be permitted under this clause (h); (ii) from and after the effective date of the Extension, Investments or Purchases of up to an aggregate amount of $25,900,000 shall be permitted pursuant to this clause (h); (iii) upon consummation of an Incremental Receivables Financing and/or an SPX Credit Lease Financing after the Extension, the aggregate amount permitted for Investments or Purchases under this clause (h) shall be increased by an aggregate amount equal to the net cash proceeds received by the Borrower and/or SPX Credit in connection with such Incremental Receivables Financing and/or SPX Credit Lease Financing or such lesser amount as is required to increase to $50,000,000 the maximum amount of Investments and Purchases permitted under this clause (h), and (iv) upon the delivery to the Agent of the financial statements required by Section 6.1(a) for each calendar year commencing on or after January 1, 1994, the aggregate dollar limit then permitted for Investments or Purchases under this clause (h) shall be increased by an amount equal to the lesser of (i) 50 % of the Borrower's Excess Cash Flow for such calendar year and (ii) the amount required to increase to $50,000,000 the maximum amount of

Investments and Purchases then permitted pursuant to this Section 6.16(h);

          (i) Additional Investments by the Borrower in SPX Credit of up to $12,000,000 in the aggregate so long as SPX Credit is party to a Subsidiary Guaranty and so long as such Investments are made for the purpose of financing growth at SPX Credit in its existing lines of business or in related lines of business;

          (j) the Borrower may make a loan to SPX Corporation Stock Ownership Plan Trust (the "ESOP") so long as the amount of such loan does not exceed the amount required to repay in full the Indebtedness of the ESOP described on
Schedule 6.2 and so long as the proceeds of such loan are used by the ESOP to so repay such Indebtedness on or prior to the repayment date applicable thereto pursuant to such schedule; and

          (k)  the Borrower may make a loan to each Subsidiary identified on
Schedule 6.2 so long as the amount of any such loan does not exceed the amount required to repay in full the Indebtedness of such Subsidiary described on
Schedule 6.2 and so long as the proceeds of such loan are used by such Subsidiary to so repay such Indebtedness on or prior to the repayment date applicable thereto pursuant to such schedule.

          6.17. Contingent Obligations. The Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) guaranties by any Subsidiary of the obligations of Borrower hereunder, (c) to the extent that guaranties are issued by Subsidiaries as permitted by clause (b) above, subordinated guaranties by such Subsidiaries of the Subordinated Notes, which subordinated guaranties shall be on terms (including terms of subordination) satisfactory to the Required Lenders, (d) Contingent Obligations of the Borrower and SPX Credit arising under (i) that certain letter agreement dated as of November 1990 between the Borrower and Sanwa Business Credit Corporation ("SBCC") and (ii) that certain letter agreement dated as of December 20, 1990 between SBCC and The Allen Group Leasing Corp., the predecessor in interest to SPX Credit, and the guaranty by the Borrower of SPX Credit's obligations under such letter agreement, (iii) those certain letter agreements dated July 31, 1992 and February 17, 1993, respectively, between the Borrower and Norwest Equipment Finance, Inc. and its assignees, if any; (iv) that certain Program Agreement dated as of February 28, 1991 between the Borrower and General Electric Capital Corporation, as assignee of Chase Manhattan Service Corporation, and (v) any other similar agreements relating to the sale of equipment leases existing as of the date hereof to which the Borrower is a party, in each case so long as the gross aggregate amount of Contingent Obligations of the Borrower and SPX Credit under all such agreements does not exceed $27,260,000, (e) Contingent Obligations in respect of Facility Letters of Credit, including Facility Letters of Credit issued to support Indebtedness permitted under Section 6.11(k), and (f) Contingent Obligations in respect of Indebtedness existing as of the date hereof and listed on Schedule 5.17, including refundings or refinancings of such Indebtedness to the extent permitted by Section 6.11(b).

      6.18. Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property (including without limitation the capital stock of any Subsidiary other than an Excluded Subsidiary) of the Borrower or any of its Subsidiaries, except for the following (each a "Permitted Lien"):

          (a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

          (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

          (c) Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

          (d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries;

         (e) Attachment, judgment and other similar Liens arising in connection with court proceedings, provided that execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

          (f) Liens on Property of a Subsidiary securing only obligations owing to the Borrower or another Subsidiary, so long as the Indebtedness so secured is permitted by Section 6.11 hereof;

         (g) Liens existing on Property at the time acquired by the Borrower or a Subsidiary, whether by purchase, merger, consolidation or otherwise, and Liens existing on the property of a corporation at the time it becomes a Subsidiary, so long as such Liens were not created in anticipation of such corporation becoming a Subsidiary;


     (h) (i) Liens evidencing purchase money or construction mortgages on real property acquired after the date hereof and securing Indebtedness not exceeding the purchase price of such Property, (ii) Liens evidencing Capital Leases relating to real property first placed in service after the date hereof, the Capitalized Lease Obligation with respect to which shall not exceed the fair value of such property at such first service date (and any related first mortgage placed on such property by the lessor under such Capital Lease if the rentals due thereunder will fully service the Indebtedness secured by such first mortgage to such Capital Lease or by providing that the lessee under such Capital Lease will make rental payments directly to the holder of such Indebtedness, to assure that such lessee will not be disturbed in its use and occupancy of such property so long as it in compliance with such Capital Lease); (iii) Liens created after the date hereof in connection with industrial development or pollution control financings, but only if each such Lien is limited to the specific property, project or facilities then being financed; and (iv) chattel mortgage, conditional sale or other title retention agreements securing the purchase price of personal property acquired after the date hereof and not extending to any other property of the Borrower or any Subsidiary, so long as the aggregate Indebtedness secured pursuant to this clause (h) does not exceed $5,000,000 at any time outstanding;

     (i) Liens associated with the Existing Receivables Financing or any Incremental Receivables Financing permitted under this Agreement;

     (j) Liens on assets of SPX Credit associated with any SPX Credit Lease Financing permitted under this Agreement; and

     (k) Liens existing on the date hereof and described in Schedule 6.18 hereto, including Liens securing Existing Borrower Indebtedness so long as such Indebtedness is repaid in full, and all such Liens are released and discharged, on or prior to the repayment date with respect to such Indebtedness set forth on Schedule 6.2.

   6.19. Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, expend, or be committed to expend for Capital Expenditures (including, without limitation, for the acquisition of fixed assets) on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries more than the following amounts during any fiscal year of the Borrower as shown below; provided, however, that the limits set forth in column (a) below shall not be applicable during the Alternate Permanent Facility Term; and provided, further that if in any fiscal year from and including the fiscal year ending December 31, 1994, (x) the aggregate actual Capital Expenditures of the Borrower and its Subsidiaries (excluding SPT) are less than the maximum amount permitted for such fiscal year pursuant to column (a) below (the amount by which such aggregate actual expenditures in any fiscal year are less than the amount permitted for such fiscal year being referred to herein as a "Shortfall"), then such Shortfall may be carried forward and expended at any time during the next two succeeding fiscal years (and only during such next two succeeding fiscal years), and (y) the aggregate actual Capital Expenditures of the Borrower and all of its Subsidiaries are less than the maximum amount permitted for such fiscal year pursuant to column (b) below, then such Shortfall may be carried forward and expended at time during the next two succeeding fiscal years (and only during such next two succeeding fiscal years):

                    (a) Limit for the    (b) Limit for
                     Borrower and its    the Borrower and
     Fiscal          Subsidiaries        all of its
      Year           (excluding SPT)     Subsidiaries

      1994             $22,500,000       $52,000,000
      1995             $18,500,000       $42,000,000
      1996             $17,500,000       $34,000,000
      1997             $19,000,000       $38,000,000
      1998             $20,000,000       $41,000,000
      1999 and each    $21,500,000       $44,000,000
        fiscal year
        thereafter

     6.20. Lease Rentals. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist obligations for Rentals in respect of operating leases in excess of $15,000,000 during any one fiscal year on a non-cumulative basis in the aggregate for the Borrower and its Subsidiaries.

     6.21. Letters of Credit. The Borrower will not, nor will it permit any Subsidiary to, apply for or become liable upon any Letter of Credit other than Facility Letters of Credit.

     6.22. Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

     6.23. Amendments to Agreements. The Borrower will not, and will not permit any Subsidiary to, amend, waive, modify or terminate any provisions of any documents evidencing or governing

Indebtedness of any Subsidiary, which provisions provide that such Indebtedness is non-recourse to the Borrower.

     6.24. Rate Hedging Obligations. Within sixty (60) days of the first day of the Permanent Facility Term or the Alternate Permanent Facility Term, as applicable, the Borrower will enter into an interest rate exchange or insurance agreement or agreements with any Lender or with one or more other financial institutions acceptable to the Required Lenders in their reasonable discretion, providing for a fixed rate of interest on a notional amount of at least $75,000,000, bearing interest at an all-in fixed rate not in excess of eight percent (8.0%) per annum, and an average weighted maturity of at least two (2) years.

     6.25. Environmental Matters. The Borrower shall and shall cause each of its Subsidiaries to (a) at all times comply in all material respects with all applicable Environmental Laws and (b) promptly take any and all reasonable and necessary remedial actions in response to the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any real property owned, leased or operated by the Borrower or any of its Subsidiaries. In the event that the Borrower or any Subsidiary undertakes any remedial action with respect to any Hazardous Material on, under or about any real property, the Borrower or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all federal, state and local governmental authorities, except when the Borrower's or such Subsidiary's liability for such presence, storage, use, disposal, transportation or Release of any Hazardous Material is being contested in good faith by the Borrower or such Subsidiary and appropriate reserves therefor have been established. If the Agent or any Lender at any time has a reasonable basis to believe that there may be a material violation of any Environmental Law by the Borrower or any of its Subsidiaries, or any material liability arising thereunder or related to a Release of Hazardous Materials on any real property owned, leased or operated by the Borrower or any of its Subsidiaries or a Release on real property adjacent to such real property, then the Borrower shall, upon the request of the Agent or such Lender, provide the Agent and each Lender with all such reports, certificates, engineering studies and other written material or data as the Agent or any Lender may reasonably require.

     6.26. Agreements as to Prohibited Acts. Neither the Borrower nor any Subsidiary shall agree or in any manner commit itself to take or fail to take any action which, if taken or not taken, as applicable, would constitute a breach of this Agreement.

     6.27. Change in Corporate or Partnership Structure; Fiscal Year. The Borrower shall not, nor shall it permit any Subsidiary to, (a) permit any amendment or modification to be made to its certificate or articles of incorporation, by-laws or partnership agreement which is materially adverse to the interests of the Lenders (provided that the Borrower shall notify the Agent of any other amendment or modification thereto as soon as practicable thereafter) or (b) change its fiscal year to end on any date other than December 31 of each year.

     6.28. Inconsistent Agreements. The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Obligations, the granting of Liens to the Lenders, the provision of a Subsidiary guaranty of the Obligations, the payment of dividends or distributions by such Subsidiary to the Borrower or the amending of the Loan Documents or (b) contains any provision which would be violated or breached by the making of Advances or by the performance by the Borrower or any Subsidiary of any of its obligations under any Loan Document.

     6.29. Financial Covenants. Subject to normal year-end and closing audit adjustments for calculations or determinations made in accordance with Agreement Accounting Principles prior to the end of their fiscal year, the Borrower on a consolidated basis with its Subsidiaries shall:

     6.29.1. Leverage Ratio. (a) Measured as of the last day of each fiscal quarter during the Interim Facility Term or the Permanent Facility Term, maintain a Leverage Ratio (expressed as a percentage) of not more than the following during each of the following periods:

     Period                                           Ratio

     Date hereof through the last day
     of each fiscal quarter in fiscal year
     1994. . . . . . . . . . . . . . . . . . . . . . . 55%

     Last day of each fiscal quarter
     in fiscal year 1995 and as of the last
     day of each fiscal quarter thereafter . . . . . . 50%

     (b) Measured as of the last day of each fiscal quarter during the Alternate Permanent Facility Term, maintain a Leverage Ratio (expressed as a percentage) of not more than the following during each of the following periods:

     Period                                            Ratio

     Date hereof through the last day
     of each fiscal quarter in fiscal years
     1994 and 1995. . . . . . . . . . . . . . . . . . .  78%

     Last day of each fiscal quarter in
     fiscal years 1996 and 1997. . . . . . . . . . . . . .         75%

     Last day of each fiscal quarter in
     fiscal year 1998  . . . . . . . . . . . . . . . . . .         70%

     Last day of each fiscal quarter
     in fiscal year 1999 and as of the last
     day of each fiscal quarter thereafter . . . . . . . .         65%


     6.29.2. Interest Expense Coverage Ratio. (a) During the Interim Facility Term or the Permanent Facility Term, maintain an Interest Expense Coverage Ratio of not less than the following for the following respective periods:

     Period                                                      Ratio

     As of the end of each fiscal quarter in
     fiscal year 1994, in each case for the period
     commencing on the first day of such fiscal
     year and ending on the last day of each such
     fiscal quarter. . . . . . . . . . . . . . . . . . . .     3.0 to 1.0

     As of the end of each fiscal quarter in
     fiscal year 1995, for the trailing
     four fiscal quarter period then ended . . . . . . . .     4.0 to 1.0

     As of the end of each fiscal quarter in
     fiscal year 1996 and each fiscal year
     thereafter, for the trailing four fiscal
     quarter period then ended . . . . . . . . . . . . . .     5.0 to 1.0

     (b) During the Alternate Permanent Facility Term, maintain an Interest Expense Coverage Ratio of not less than the following for the following respective periods:

     Period                                                        Ratio

     As of the end of each fiscal quarter in
     fiscal year 1994, in each case for the
     period commencing on the first day of
     such fiscal year and ending on the last
     day of each such fiscal quarter in 1994 . . . . . . .     2.0 to 1.0

     As of the end of each fiscal quarter in
     fiscal year 1995, for the trailing four
     fiscal quarter period then ended  . . . . . . . . . .     2.5 to 1.0

     As of the end of each fiscal quarter in
     fiscal years 1996 and 1997, for the trailing
     four fiscal quarter period then ended . . . . . . . .     3.0 to 1.0

     As of the end of each fiscal quarter in
     fiscal year 1998 and each fiscal year
     thereafter, for the trailing four fiscal
     quarter period then ended . . . . . . . . . . . . . .     3.5 to 1.0


     6.29.3. Fixed Charges Coverage Ratio. (a) During the Interim Facility Term or the Permanent Facility Term, maintain a Fixed Charge Coverage Ratio for the preceding four fiscal quarters of not less than the following for the following respective periods:


     Period                                                      Ratio

     As of the end of each fiscal quarter in
     fiscal year 1994, in each case for the
     period commencing on the first day of
     such fiscal year and ending on the last
     day of such fiscal quarter  . . . . . . . . . . . . .     2.0 to 1.0

     As of the end of each fiscal quarter in
     fiscal years 1995 and 1996, for the
     trailing four fiscal quarter
     period then ended . . . . . . . . . . . . . . . . . .     2.0 to 1.0

     As of the end of each fiscal quarter in
     fiscal year 1997 and each fiscal year
     thereafter, for the trailing four fiscal
     quarter period then ended . . . . . . . . . . . . . .     2.25 to 1.0

     (b) As of the end of each fiscal quarter in the following fiscal years during the Alternate Permanent Facility Term, maintain a Fixed Charge Coverage Ratio for the preceding four fiscal quarters of not less than the following:


     Period                                                        Ratio

     As of the end of each fiscal quarter in
     fiscal year 1994, in each case for the
     period commencing on the first day of
     such fiscal year and ending on the last
     day of such fiscal quarter  . . . . . . . . . . . . .     1.75 to 1.0

     As of the end of each fiscal quarter in
     fiscal year 1995, for the trailing four
     fiscal quarter period then ended  . . . . . . . . . .     1.75 to 1.0

     As of the end of each fiscal quarter in fiscal
     year 1996 and each fiscal year thereafter,
     for the trailing four fiscal
     quarter period then ended . . . . . . . . . . . . . .     2.0 to 1.0

     6.30. Tax Consolidation. The Borrower will not and will not permit any of its Subsidiaries to (a) file or consent to the filing of any consolidated, combined or unitary income tax return with any Person other than the Borrower and its Subsidiaries or (b) enter into a tax sharing agreement or similar arrangement, except in any case as required by applicable law.


     6.31 ERISA Compliance.

     With respect to any Plan, neither the Borrower nor any Subsidiary shall:

     (a) engage in any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the IRC) for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the IRC in excess of $100,000 could be imposed;

     (b) incur any "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA) in excess of $100,000, whether or not waived;

     (c) permit the occurrence of any Termination Event which could reasonably be expected to have a Material Adverse Effect;

     (d) be an "employer" (as such term is defined in Section 3(5) of ERISA) required to contribute to any Multiemployer Plan or a "substantial employer" (as such term in defined in Section 4001(a)(2) of ERISA) required to contribute to any Multiple Employer Plan for which a withdrawal from any such plan could reasonably be expected to have a Material Adverse Effect; or

     (e) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the IRC with respect to any Plan which could result in liability to the Borrower or any other member of the Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.


                                  ARTICLE VII

                                   DEFAULTS


     The occurrence of any one or more of the following events shall constitute a Default:

     7.1. Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Loan, any Facility Letter of Credit, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

     7.2. Nonpayment of (a) principal of any Note or any Reimbursement Obligation when due, or (b) interest upon any Note or any commitment fee or other fee or obligations under any of the Loan Documents within five days after the same becomes due.

     7.3. The breach by the Borrower of any of the terms or provisions of
Section 6.2, Sections 6.10 through 6.24 or Section 6.26 through 6.31.

     7.4. The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement which is not remedied within twenty (20) days after written notice from the Agent or any Lender.

     7.5. The default by the Borrower or any of its Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any Indebtedness aggregating in excess of $5,000,000 was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity (except for, in each case, solely with respect to Indebtedness set forth on Schedule 6.2 and which is to be repaid within thirty days of the date hereof, so long as all such Indebtedness is so repaid); or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall become unable, not pay, or admit in writing its inability to pay, its debts generally as they become due.

     7.6. The Borrower or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors,
(c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

     7.7. Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty consecutive days.

     7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each a "Condemnation"), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

     7.9. The Borrower or any of its Subsidiaries shall fail within thirty days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $1,000,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $5,000,000), which is not stayed on appeal or otherwise being appropriately contested in good faith.

     7.10. The Borrower or any of its Subsidiaries shall be the subject of any proceeding or investigation pertaining to the discovery of any Hazardous Materials on the leased or owned property of the Borrower or any of its Subsidiaries, the release by the Borrower or any of its Subsidiaries, or any other Person of any Hazardous Materials into the environment, or any violation of any Environmental Law or Environmental Permit, which, in either case, could reasonably be expected to have a Material Adverse Effect.

     7.11. Any Change in Control shall occur.

     7.12. The occurrence of any "default", as defined in any Loan Document (other than this Agreement or the Notes) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement or the Notes), which default or breach continues beyond any period of grace therein provided.

     7.13. Nonpayment by the Borrower of any Rate Hedging Obligation owing to any Lender or the breach by the Borrower of any term, provision or condition contained in any agreement, device or arrangement giving rise to any Rate Hedging Obligation owing to any Lender.

     7.14. Any Subsidiary Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Subsidiary Guaranty, or any Subsidiary shall fail to comply with any of the terms or provisions of the Subsidiary Guaranty to which it is a party, or any Subsidiary denies that it has any further liability under the Subsidiary Guaranty to which it is a party, or gives notice to such effect.


                                 ARTICLE VIII

                ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES


     8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. The Agent may, and upon the written instructions of the Required Lenders, the Agent shall (subject to the provisions of Section 10.5), exercise any and all rights and remedies from time to time available to it under any Loan Document or as otherwise permitted by law. In addition to the foregoing, following the occurrence and during the continuance of a Default, so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Agent the Borrower shall deposit in an account (the "Letter of Credit Cash Collateral Account") maintained with First Chicago in the name of the Agent, for the ratable benefit of the Lenders and the Agent, cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account, which funds shall be invested by the Agent from time to time in its discretion in certificates of deposit of First Chicago having a maturity not exceeding thirty days. Such funds shall be promptly applied by the Agent to reimburse the Issuer for drafts drawn from time to time under the Facility Letters of Credit. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Obligations in full shall, unless the Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.

     If, within ten Business Days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default

(other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

     8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

          (a) Extend the final maturity of any Loan or Note or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon;

          (b) Reduce the percentage specified in the definition of Required Lenders;

          (c) Reduce the amount or extend the payment date for the mandatory payments required under Section 2.1 or 2.7, or increase the amount of the Revolving Credit Commitment of any Lender hereunder (other than an increase in the Revolving Credit Commitment of any Lender as a result of an assignment consummated between such Lender and another Lender pursuant to Section 12.3.1 hereof);

          (d)  Extend the Facility Termination Date (except as contemplated by
Section 2.21) or permit any Facility Letter of Credit to have an expiry date beyond March 15, 1999;

          (e)  Amend this Section 8.2;

          (f) Release any Subsidiary Guarantor from the Subsidiary Guaranty to which it is a party;

          (g) Permit any assignment by the Borrower of its Obligations or its rights hereunder; or

          (h) amend the definition of the term "Commitment" without the consent of each Lender affected thereby.

No amendment of any provision of this Agreement relating to the Agent or the Issuer shall be effective without the written consent of the Agent or the Issuer, as applicable. The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

     8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.


                                  ARTICLE IX

                              GENERAL PROVISIONS


     9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement or of the Borrower or any Subsidiary contained in any Loan Document shall survive delivery of the Notes and the making of the Loans herein contemplated.

     9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

     9.3. Taxes. Any taxes (excluding income taxes on the overall net income of any Lender) or other similar assessments or charges payable or ruled payable by any governmental authority in respect of the Loan Documents shall be paid by the Borrower, together with interest and penalties, if any.

     9.4. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

     9.5. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof other than the fee letter dated February 3, 1994 in favor of First Chicago.

     9.6. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder, nor shall any Lender be liable for any other Lender's failure to perform. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

     9.7. Expenses; Indemnification. The Borrower shall reimburse the Agent for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification, and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys' fees and time charges of attorneys for the Agent and the Lenders, which attorneys may be employees of the Agent or the Lenders) paid or incurred by the Agent or any Lender in connection with the collection and enforcement of or preservation of rights under the Loan Documents. The Borrower further agrees to indemnify the Agent and each Lender, its directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent or any Lender is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents or the Transaction Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder or the use or intended use of any Facility Letter of Credit hereunder; except to the extent that they arise out of the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section shall survive the payment of the Obligations and the termination of this Agreement.

     9.8. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

     9.9. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

     9.10. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

     9.11. Nonliability of Lenders. The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations. The Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to the Borrower by the Agent or the Lenders is for the protection of the Agent and the Lenders and neither the Borrower nor any other Person is entitled to rely thereon. The Borrower (a) agrees that neither the Agent nor any Lender shall have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on the Agent, or such Lender, final and not subject to review on appeal, that such losses were the result of acts or omissions on the part of the Agent or such Lender, as the case may be, constituting gross negligence, willful misconduct or knowing violations of law, and (b) waives, releases and agrees not to sue upon any claim against the Agent or any Lender (whether sounding in tort, contract or otherwise) except a claim based upon gross negligence, willful misconduct or knowing violations of law. Whether or not such damages are related to a claim that is subject to the waiver effected above and whether or not such waiver is effective, neither the Agent nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the transactions contemplated or the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined by a judgment of a court that is binding on the Agent or such Lender, as the case may be, final and not subject to review on appeal, that such damages were the result of acts or omissions on the part of the Agent or such Lender, as the case may be, constituting gross negligence, willful misconduct or knowing violations of law.

     9.12. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, WITHOUT REGARD TO

CONFLICT OF LAWS PROVISIONS, OF THE STATE OF ILLINOIS, BUT GIVING
EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

     9.13. CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS
TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS; PROVIDED, THAT SUCH PROCEEDINGS MAY BE BROUGHT IN OTHER COURTS IF JURISDICTION MAY NOT BE OBTAINED IN A COURT IN CHICAGO, ILLINOIS.

     9.14. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

     9.15. Disclosure. The Borrower and each Lender hereby (a) acknowledge and agree that First Chicago and/or its Affiliates from time to time may hold other investments in, make other loans to or have other relationships with the Borrower, including, without limitation, in connection with the Existing Receivables Financing, any Incremental Receivables Financing or any interest rate hedging instruments or agreements or swap transactions, and (b) waive any liability of First Chicago or such Affiliate to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of First Chicago or its Affiliates.

     9.16. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Agent and the Lenders and each party has notified the Agent by telex or telephone, that it has taken such action.

                                   ARTICLE X

                                   THE AGENT


     10.1. Appointment. First Chicago is hereby appointed Agent hereunder and under each other Loan Document, and each of the Lenders authorizes the Agent to act as the agent of such Lender. The Agent agrees to act as such upon the express conditions contained in this Article X. The Agent shall not have a fiduciary relationship in respect of the Borrower or any Lender by reason of this Agreement.

     10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Loan Documents to be taken by the Agent.

     10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct.

     10.4. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Agent and not waived at closing, or (d) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith.

     10.5. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and on all holders of Notes. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro-rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

     10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.

     10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

     10.8. Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (a) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents,
(b) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (c) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents; provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

     10.9. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Agent, and the term "Lender" or "Lenders" shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.

     10.10. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

     10.11. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed at any time for cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Agent's giving notice of resignation or within thirty days after the removal of such Agent, then the retiring Agent shall use reasonable efforts to appoint, on behalf of the Borrower and the Lenders, a successor Agent. Such successor Agent shall be a commercial bank having capital and retained earnings of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article X shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents.

     10.12. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. Subject to the provisions of Section 10.5, the Agent shall take any action of the type specified in this Agreement with respect to such Default or Unmatured Default as shall be reasonably directed by the Required Lenders (or, if so required by Section 8.2, by all Lenders); provided, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Unmatured Default as the Agent shall determine is in the best interests of the Lenders.

                                  ARTICLE XI

                           SETOFF; RATABLE PAYMENTS


     11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default or Unmatured Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

     11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2 or 3.4) in a greater proportion than its pro-rata share of such Loans, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made. If an amount to be setoff is to be applied to Indebtedness of the Borrower to a Lender, other than Indebtedness evidenced by any of the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by such Notes.


                                  ARTICLE XII

               BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS


     12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents, and (b) any assignment by any Lender must be made in compliance with Section 12.3. Notwithstanding clause (b) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, assign all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank; provided, however, that no such assignment to a Federal Reserve Bank shall release the transferor Lender from its obligations hereunder. The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.3 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Agent. Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

     12.2.  Participations.

          12.2.1. Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Lender's interest in Facility Letters of Credit, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents.

          12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver which effects any of the modifications referenced in clauses (a) through (g) of Section 8.2.

          12.2.3. Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

     12.3.  Assignments.

          12.3.1. Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities ("Purchasers") all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto. The consent of the Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof. Such consent shall not be unreasonably withheld. The assigning Lender shall give the Borrower notice of any such assignment made by it within thirty (30) days following the effective date of such assignment, provided that any failure to give such notice shall not affect or impair the validity of the assignment.

          12.3.2. Effect; Effective Date. Upon (a) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit I to Exhibit C hereto (a "Notice of Assignment"), together with any consents required by Section 12.3.1, and (b) payment of a $2,500 fee to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, (a) such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and
(b) the transferor Lender shall be released with respect to the percentage of the Aggregate Revolving Credit Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrower, the Lenders or the Agent. Upon the consummation of any assignment to a Purchaser pursuant to this
Section 12.3.2, the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Total Commitment, as adjusted pursuant to such assignment.

     12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Lender's possession concerning the creditworthiness of the Borrower and its Subsidiaries.


- -80-

     12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 2.18.


                                 ARTICLE XIII

                                    NOTICES


     13.1. Giving Notice. Except as otherwise permitted by Section 2.15 with respect to borrowing notices, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing, by facsimile, first class U.S. mail or overnight courier and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties, with a copy, in the case of notice to the Borrower, to Gardner, Carton & Douglas, Suite 3400, Quaker Tower, 321 N. Clark Street, Chicago, Illinois 60010, Attn: Glenn W. Reed, Esq., Telecopy No. (312) 644-3381. Any notice, if mailed and properly addressed with first class postage prepaid, return receipt requested, shall be deemed given three (3) Business Days after deposit in the U.S. mail; any notice, if transmitted by facsimile, shall be deemed given when transmitted; and any notice given by overnight courier shall be deemed given when received by the addressee. Wherever under this Agreement or under any other Loan Document any certificate or other writing is given by any director, officer or employee of the Borrower or any Subsidiary, such certificate or other writing shall be delivered by such director, officer or employee on behalf of the Borrower or such Subsidiary in his or her capacity as a director, officer or employee and not in his or her individual capacity.

     13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

                          [signature pages to follow]

     IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

                              SPX CORPORATION


                              By:

                              Print Name:

                              Title:

                              Address:  700 Terrace Point Drive
                                        Muskegon, Michigan  49443
                                        Attn:  R. Budd Werner

                                       Telecopy:  (616) 724-5309
                                       Telephone: (616) 724-5790


Commitments

Revolving Credit                   THE FIRST NATIONAL BANK OF CHICAGO,
   Commitment                      Individually and as Agent

$135,000,000                  By:

                                        Print Name:

                                        Title:

                                        Address: One First National Plaza
                                                 Chicago, Illinois  60670
                                                 Attn:

                                            Telecopy:
                                            Telephone:

Commitments

Revolving Credit                   THE BANK OF NEW YORK,
   Commitment                      as Lender

$35,000,000                   By:

                                        Print Name:

                                        Title:

                                        Address: One Wall Street
                                                 New York, New York 10286
                                                 Attn:

                                            Telecopy:
                                            Telephone:

Commitments

Revolving Credit                   NBD BANK, N.A.,
   Commitment                      as Lender

$35,000,000                   By:

                                        Print Name:

                                        Title:

                                        Address: Michigan Corporate Group
                                                 611 Woodward Avenue
                                                 Detroit, Michigan 48226
                                                 Attn:

                                            Telecopy:
                                            Telephone:

Commitments

Revolving Credit                   THE BANK OF NOVA SCOTIA,
   Commitment                      as Lender

$15,000,000                   By:

                                        Print Name:

                                        Title:

                                        Address: 181 West Madison Street
                                                 Chicago, Illinois  60602
                                                 Attn:

                                            Telecopy:
                                            Telephone:

Commitments

Revolving Credit                   MICHIGAN NATIONAL BANK,
   Commitment                      as Lender

$15,000,000                   By:

                                        Print Name:

                                        Title:

                                        Address: 1533 N. Woodward Avenue
                                                 Suite 200
                                                 Bloomfield Hills, Michigan
                                                  48304
                                                 Attn:

                                            Telecopy:
                                            Telephone:

Commitments

Revolving Credit                   THE SUMITOMO BANK, LIMITED,
   Commitment                      as Lender

$15,000,000                   By:

                                        Print Name:

                                        Title:

                                        Address: 233 South Wacker Drive
                                                 Suite 4800
                                                 Chicago, Illinois  60606
                                                 Attn:

                                            Telecopy:
                                            Telephone: